Exhibit 10.137

CONSTRUCTION AGREEMENT
(LIVERMORE/PARCEL 6)
BETWEEN
LAM RESEARCH CORPORATION
(“LRC”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
December 18, 2007

(Continued)

(ii)

(Continued)

(iii)

(Continued)

(iv)

(Continued)
Exhibits and Schedules

Exhibit A	Legal Description

Exhibit B	Description of the Construction Project and Budget

Exhibit C	Construction Advance Request Form

Exhibit D	Pre-lease Force Majeure Event Notice

Exhibit E	Notice of Termination by LRC’s Work

Exhibit F	Notice of LRC’s Intent to Terminate

Exhibit G	Notice of Increased Funding Commitment by BNPPLC

Exhibit H	Notice of Increased Time Commitment by BNPPLC

Exhibit I	Notice of Rescission of LRC’s Intent to Terminate

(v)

CONSTRUCTION AGREEMENT
(LIVERMORE/PARCEL 6)
     This CONSTRUCTION AGREEMENT (LIVERMORE/PARCEL 6) (this “Agreement”), dated as of December 18, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and LAM RESEARCH CORPORATION(“LRC”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Agreement, BNPPLC and LRC are executing a Common Definitions and Provisions Agreement (Livermore/Parcel 6) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Agreement for all purposes. As used in this Agreement, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Agreement are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     At the request of LRC and to facilitate the transaction contemplated in the other Operative Documents, contemporaneously with this Agreement BNPPLC is acquiring the Land described in Exhibit A and other Property.
     Also contemporaneously with this Agreement, BNPPLC and LRC are executing a Lease Agreement (Livermore/Parcel 6) (the “Lease”), pursuant to which the parties expect that LRC will lease the Land described in Exhibit A and other Property from BNPPLC for a lease term that will commence on the Completion Date (as defined below).
     In anticipation of the construction of new or additional Improvements for LRC’s use pursuant to the Lease, BNPPLC and LRC have agreed upon the terms and conditions upon which BNPPLC is willing to authorize LRC to arrange and manage such construction and upon which BNPPLC is willing to provide funds for such construction, and by this Agreement BNPPLC and LRC desire to evidence such agreement.
ENGAGEMENT AND AUTHORIZATION
     Subject to the terms and conditions set forth in this Agreement, BNPPLC does hereby engage and authorize LRC — and LRC does hereby accept such engagement and authorization, as an independent contractor for BNPPLC — to construct the Construction Project on the Land and to manage such construction for BNPPLC as BNPPLC’s construction agent. As more particularly provided in subparagraph 2(A)(2) below, LRC will have full and exclusive rights of access to the Land and all Improvements on the Land to accomplish such construction. However, the rights and authority granted to LRC by this Agreement are expressly made subject and subordinate to the terms and condition hereinafter set forth and to the Permitted Encumbrances and to any other claims or encumbrances affecting the Land or the Property that may be asserted by third parties other than Liens Removable by BNPPLC.
GENERAL TERMS AND CONDITIONS
1 Additional definitions. As used in this Agreement, capitalized terms defined above will have the respective meanings assigned to them above; as indicated above, capitalized terms that are defined in the Common Definitions and Provisions Agreement and that are used but not defined herein will have the respective meanings assigned to them in the Common Definitions and Provisions Agreement; and, the following terms will have the following respective meanings:
     “97-10/Meltdown Event” means any of the following:
     (a) LRC gives a Notice of LRC’s Intent to Terminate and thereafter (i) fails to rescind the same as described in subparagraph 7(B)(7) within ten days after BNPPLC responds with any Increased Commitment, or (ii) gives a Notice of Termination by LRC as provided in subparagraph 7(B)(1); or
     (b) LRC gives a notice to terminate the Supplemental Payment Obligation imposed by the Purchase Agreement as described in subparagraph 6(A) of the Purchase Agreement; or
     (c) BNPPLC gives notice to LRC as described in subparagraph 7(C) to cause a Termination of LRC’s Work; or
     (d) LRC fails for any reason whatsoever to substantially complete the Construction Project and give a Completion Notice to BNPPLC prior to the Target Completion Date; or
     (e) for any reason whatsoever (including the accrual of Carrying Costs), the Funded Construction Allowance exceeds the Maximum Construction Allowance.
“97-10/Prepayment” means a payment to BNPPLC required by Paragraph 8, which will equal eighty-nine percent (89%) of the aggregate of all 97-10/Project Costs paid or

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incurred on or prior to the date of such payment, less amounts (if any) then owed by BNPPLC to LRC pursuant to this Agreement as reimbursements for Reimbursable Construction Period Costs paid by LRC and not theretofore reimbursed.
“97-10/Project Costs” means all of the following, but without duplication of any item, including any of the following paid or reimbursed from the Initial Advance:
     (a) the net purchase price paid by BNPPLC to acquire the Land and existing Improvements;
     (b) costs incurred for the Work, including not only hard costs incurred for the new Improvements described in Exhibit B, but also the following costs to the extent reasonably incurred in connection with the Construction Project:
•	soft costs, such as architectural fees, engineering fees and fees and costs paid in connection with obtaining project permits and approvals required by Governmental Authorities or any Permitted Encumbrance,

•	site preparation costs, and

•	costs of offsite and other public improvements required as conditions of governmental approvals for the Construction Project or required by any Permitted Encumbrances;
     (c) costs incurred to maintain insurance required by (and consistent with the requirements of) this Agreement prior to the Completion Date;
     (d) Local Impositions that have accrued or become due prior to the Completion Date;
     (e) Accrued Construction Period Interest Expense; and
     (f) any costs in addition to those described in clauses (a) through (e) preceding that GAAP (as it exists on the Effective Date) would allow BNPPLC to capitalize as part of the cost of the Property or that the 97-10/Pronouncement would allow BNPPLC to characterize as project costs, including cancellation or termination fees or other compensation payable by LRC or BNPPLC pursuant to any contract concerning the Construction Project made by LRC or BNPPLC with any general contractor, architect, engineer or other third party because of any election by LRC or BNPPLC to cancel or terminate such contract.

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However, notwithstanding the foregoing, 97-10/Project Costs will not include Pre-lease Force Majeure Losses, Commitment Fees, the Arrangement Fee, any Administrative Fee or any legal fees which are included in Transaction Expenses. Further, 97-10 Project Costs will not include costs incurred to satisfy any Existing Space Lease to the extent such cost would not have been incurred but for such Existing Space Lease. (Thus, for example, costs of providing any required janitorial service to a tenant under an Existing Space Lease would not be included. In contrast, a Local Imposition that must be paid irrespective of the requirements of any Existing Space Lease may qualify as a 97-10/Project Cost even if payment of such Local Imposition is required by an Existing Space Lease.)
“97-10/Pronouncement” means the pronouncement issued by the Emerging Issues Task Force of the Financial Accounting Standards Board in 1998 titled “EITF 97-10: The Effect of Lessee Involvement in Asset Construction”, which provides that certain kinds of involvement by a lessee in pre-lease commencement construction will cause the lessee to be considered as the owner of the leased property during the construction period and then will require application of the appropriate sale and leaseback accounting rules.
“Accrued Construction Period Interest Expense” means interest that has accrued and that BNPPLC has paid or is obligated to pay on Funding Advances used to pay or reimburse 97-10/Project Costs for any period prior to the Completion Date. Subject to the limitations and qualifications set out below in this definition:
(1) Accrued Construction Period Interest Expense will include a percentage, equal to the aggregate Percentages of all Participants (under and as defined in the Participation Agreement), of Carrying Costs and Commitment Fees that are added to the Outstanding Construction Allowance as provided in this Agreement, it being understood that the additional amounts BNPPLC must pay to the Participants under the Participation Agreement because of the accrual of Carrying Costs and Commitment Fees effectively constitute construction period interest on advances the Participants make to BNPPLC under the Participation Agreement.
(2) Accrued Construction Period Interest Expense will also include any interest and other finance charges that accrue prior to the Completion Date because of Funding Advances provided to BNPPLC by BNPPLC’s Parent in the form of loans.
However, the interest and other finance charges accruing on Funding Advances provided by BNPPLC’s Parent and included in Accrued Construction Period Interest Expense will not in any event exceed the portion of Carrying Costs attributable to the percentage of the Lease Balance funded or maintained by such Funding Advances, computed as if such

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Carrying Costs accrued at a per annum rate equal to LIBOR (i.e., before the addition of the Secured Spread as provided in subparagraph 3(B)). Further, Accrued Construction Period Interest Expense will not include any Carrying Costs (or the corresponding interest or finance charges that BNPPLC must pay to the Participants under the Participation Agreement or to BNPPLC’s Parent) that accrue from time to time in respect of the portion of the Lease Balance which exceeds the outstanding 97-10/Project Costs. For example, Accrued Construction Period Interest Expense will not include any portion of Carrying Costs (or any corresponding interest or finance charges that BNPPLC must pay to the Participants under the Participation Agreement or to BNPPLC’s Parent) because of the inclusion in the Lease Balance of the Arrangement Fee, Administrative Fees or other amounts excluded from 97-10/Project Costs as described in the last paragraph of the definition thereof set out above. Without limiting the foregoing, Accrued Construction Period Interest Expense will not include any portion of Carrying Costs included in Pre-lease Force Majeure Losses (as set forth in the definition thereof below) or interest or finance charges that BNPPLC must pay to the Participants under the Participation Agreement or to BNPPLC’s Parent because of the accrual of such portion of Carrying Costs.
“Administrative Fee” has the meanings indicated in subparagraph 3(A) and subparagraph 3(D).
“Affiliate’s Contract” has the meaning indicated in subparagraph 2(A)(2)(b)2).
“Arrangement Fee” has the meaning indicated in subparagraph 3(A).
“Capital Adequacy Charges” has the meaning indicated in subparagraph 3(E)(1).
“Carrying Costs” has the meaning indicated in subparagraph 3(B).
“Commitment Fees” has the meaning indicated in subparagraph 3(C).
“Complete Taking” means a taking by eminent domain prior to the Completion Date over LRC’s objection of all of the Land or the Property, or so much thereof as to make it impossible to complete the Construction Project for its intended uses on the Land regardless of any Scope Changes BNPPLC may be willing to approve or any Increased Commitment that BNPPLC may be willing to provide.
“Completion Date” means the date upon which LRC gives the notice to BNPPLC which is required by subparagraph 2(B), after having substantially completed the Construction Project and having obtained any certificate of occupancy or other permit (temporary or permanent) required for the commencement of LRC’s use of the Improvements.

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“Completion Notice” means the notice required by subparagraph 2(B) from LRC to BNPPLC, advising BNPPLC that LRC has substantially completed construction of the Construction Project and has obtained any certificate of occupancy or other permit (temporary or permanent) required for the commencement of LRC’s use of the Improvements.
“Construction Advances” means actual advances of funds made by or on behalf of BNPPLC to or on behalf of LRC as provided in Paragraph 4, which sets forth LRC’s rights to receive advances for Reimbursable Construction Period Costs. The term “Construction Advances” will not, however, include advances of insurance proceeds, condemnation proceeds or other Escrowed Proceeds to pay or reimburse costs of repairs or restoration.
“Construction Advance Request” has the meaning indicated in subparagraph 4(C)(1).
“Construction Allowance” means the allowance to be provided by BNPPLC for the design and construction of the Construction Project, against which and from which Carrying Costs, Construction Advances and other amounts will be or may be charged and paid as provided in various provisions of this Agreement (including Paragraphs 3 and 4).
“Construction Budget” means the budget for the Construction Project set forth in Exhibit B.
“Construction Project” means the new buildings or other substantial Improvements to be constructed, or the alteration of existing Improvements, as described generally in Exhibit B.
“Covered Construction Period Losses” has the meaning indicated in subparagraph 9(A).
“Defective Work” has the meaning indicated in subparagraph 2(A)(2)(e).
“FOCB Notice” means a notice from BNPPLC to LRC advising LRC of any of the following events or circumstances, and also advising LRC that because of any of the following events or circumstances BNPPLC will be entitled to make the election described in subparagraph 7(C), which will constitute a Termination of LRC’s Work and a 97-10/Meltdown Event:
     (1) LRC has taken action to cancel or terminate or reduce the coverage available to BNPPLC under the builder’s risk insurance obtained for the Construction

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Project as required by this Agreement, or LRC has otherwise failed to maintain any insurance or to provide insurance certificates to BNPPLC as required by this Agreement and not cured such failure within ten days after receiving notice thereof, or
     (2) LRC has given any Pre-lease Force Majeure Event Notice to BNPPLC, or
     (3) an Event of Default has occurred and is continuing; or
     (4) a Work/Suspension Event has occurred and not been rectified by LRC.
“Force Majeure Event” means (A) any taking of any part of the Property by eminent domain prior to the Completion Date, and (B) any damage to the Improvements or disruption of the Work that occurs prior to the Completion Date, excluding, however, any damage or disruption that would not have occurred or been suffered but for any act or any omission of LRC or of any LRC’s contractors or subcontractors during the period prior to any Termination of LRC’s Work as provided in subparagraphs 7(B) and 7(C) or during any subsequent period in which LRC does not relinquish possession or control of the Construction Project. Force Majeure Events will include, for example and without limitation damage to the Improvements or disruption of the Work caused by fire, or acts of God (such as flood, lightning, earthquake or hurricane), war, strikes and other labor disputes, riot or similar civil disturbance, or any act or omission (which is not requested or authorized by LRC) of any tenant (or of a tenant’s employees or of any other party acting under such tenant’s control or with the approval or authorization of such tenant) under an Existing Space Lease; but only to the extent such damage or disruption is beyond the control of and not caused in whole or in part by negligence, illegal acts or willful misconduct on the part of LRC or of its employees or of any other party acting under LRC’s control or with the approval or authorization of LRC.
“Funded Construction Allowance” means on any day the Outstanding Construction Allowance on that day, including all Construction Advances and Carrying Costs added to the Outstanding Construction Allowance on or prior to that day, plus the amount of any Qualified Prepayments deducted on or prior to that day in the calculation of such Outstanding Construction Allowance.
“Future Work” has the meaning indicated in subparagraph 4(C)(2)(b).
“Increased Cost Charges” has the meaning indicated in subparagraph 3(E)(1).
“Increased Commitment” has the meaning indicated in subparagraph 7(B)(6).
“Increased Funding Commitment” has the meaning indicated in

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subparagraph 7(B)(6)(a).
“Increased Time Commitment” has the meaning indicated in subparagraph 7(B)(6)(b).
“Initial Advance” has the meaning indicated in subparagraph 3(A).
“LRC’s Estimate of Force Majeure Delays” has the meaning indicated in subparagraph 7(B)(4).
“LRC’s Estimate of Force Majeure Excess Costs” has the meaning indicated in subparagraph 7(B)(3).
“Maximum Construction Allowance” means an amount equal to the difference computed by subtracting the Initial Advance from $32,375,000, as such amount may be increased from time to time by any Increased Funding Commitment made by BNPPLC as provided in subparagraph 7(B)(6).
“Notice of LRC’s Intent to Terminate” has the meaning indicated in subparagraph 7(B)(2).
“Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” has the meaning indicated in subparagraph 7(B)(5).
“Notice of Termination by LRC” has the meaning indicated in subparagraph 7(B)(1).
“Outstanding Construction Allowance” means, as of any date, the difference (but not less than zero) of (A) the total Construction Advances made by or on behalf of BNPPLC on or prior to such date in question, plus (B) all Carrying Costs, Commitment Fees, Administrative Fees, Increased Cost Charges and Capital Adequacy Charges added on or prior to the date as provided in Paragraph 3, less (C) any funds received and applied as Qualified Prepayments on or prior to such date.
“Pre-lease Casualty” has the meaning indicated in subparagraph 2(A)(2)(a).
“Pre-lease Force Majeure Delays” means delays in the completion of the Work to the extent (but only to the extent) caused by a Pre-lease Force Majeure Event.
“Pre-lease Force Majeure Event” means a Force Majeure Event that occurs prior to the Completion Date; provided, however, that if LRC does not notify BNPPLC of any such Force Majeure Event by the delivery of a Pre-lease Force Majeure Event Notice within thirty days after the Force Majeure Event first occurs or commences, then such Force

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Majeure Event will not qualify as a “Pre-lease Force Majeure Event” for purposes of this Agreement or the other Operative Documents.
“Pre-lease Force Majeure Event Notice” has the meaning indicated in subparagraph 6(B).
“Pre-lease Force Majeure Excess Costs” means the amount (if any) by which the increases in the costs of the Work resulting directly and solely from a Pre-lease Force Majeure Event (such as, for example, the costs of repairing damage to the Improvements caused by a Pre-lease Force Majeure Event) exceed the amounts available to pay or reimburse LRC for such increased costs. Amounts available to pay or reimburse such increased costs will include (a) insurance proceeds or any recovery from a third party (including any Escrowed Proceeds held by BNPPLC), and (b) any part of the Construction Allowance (including any unused contingency amount in the Construction Budget) not used or needed to cover other Reimbursable Construction Period Costs.
“Pre-lease Force Majeure Losses” means any of the following Losses resulting from any taking of the Property, damage to the Improvements or disruption of the Work which constitutes a Pre-lease Force Majeure Event:
     (a) the costs of repairing any such damage to the extent that such costs have, as of the date of any required determination of Pre-lease Force Majeure Losses, been paid or reimbursed from a Construction Advance (and thus are included in the Lease Balance as of that date), to be distinguished from costs of repairs paid or reimbursed from insurance proceeds or from any recovery from a third party;
     (b) any diminution in the value of the Property resulting from any such taking or resulting from any such damage that has not, as of the date of the required determination of Pre-lease Force Majeure Losses, been repaired;
     (c) any increase in the total amount of Carrying Costs, Commitment Fees, Administrative Fees, Increased Cost Charges and Capital Adequacy Charges (and any other amounts) added to the Lease Balance as provided in Paragraph 3 solely by reason of Pre-lease Force Majeure Delays; and
     (d) to the extent not already included in the increase described in the preceding clause, all increases in Carrying Costs that are attributable to the amounts included in Pre-lease Force Majeure Losses pursuant to the preceding clause (a);
but in each case such amounts will constitute Pre-lease Force Majeure Losses only to the extent, if any, that they are not offset by condemnation or insurance proceeds which are

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(1) paid by reason of such Pre-lease Force Majeure Event (including insurance proceeds paid to compensate BNPPLC or LRC for increased financing costs, the lost time value of BNPPLC’s investment in the Project or business interruption) and (2) applied as a Qualified Prepayment to reduce the Lease Balance.
It is understood that costs of repairing damage caused by a Pre-lease Force Majeure Event which are not covered by insurance proceeds by reason of an insurance policy deductible permitted by the Minimum Insurance Requirements, and thus are paid or reimbursed from a Construction Advance instead, will constitute Pre-Lease Force Majeure Losses.
Also, for purposes of this definition, the diminution in the value of the Improvements, as described in the preceding clause (b), because of any damage that constitutes a Pre-lease Force Majeure Event will not exceed the amount thereof estimated in good faith by any independent appraiser or insurance adjuster engaged by BNPPLC to determine such amount after BNPPLC has received a Pre-lease Force Majeure Event Notice as provided in subparagraph 6(B), nor will it exceed the cost of repairing the damage as estimated in good faith by any such independent insurance adjuster or as indicated by any bona fide written bid to make the repairs that BNPPLC obtains from a reputable contractor capable of making the repairs.
“Prior Work” has the meaning indicated in subparagraph 4(C)(2)(b).
“Projected Cost Overruns” means the excess (if any), calculated as of the date of each Construction Advance Request, of (1) the total of projected Reimbursable Construction Period Costs yet to be incurred or for which LRC has yet to be reimbursed hereunder (including projected Reimbursable Construction Period Costs for Future Work), over (2) the balance of the remaining Construction Allowance then projected to be available to cover such costs. The balance of the remaining Construction Allowance then projected to be available will equal: (i) the amount (if any) by which the Maximum Construction Allowance exceeds the Funded Construction Allowance, plus (ii) any Escrowed Proceeds then available or expected to be available to cover costs of repairs and restoration that LRC will perform as part of the Work after a casualty or condemnation, less (iii) all projected future Carrying Costs, Commitment Fees, Administrative Fees and other amounts to be added to the Outstanding Construction Allowance as provided in Paragraph 3.
“Reimbursable Construction Period Costs” has the meaning indicated in subparagraph 4(A).
“Remaining Proceeds” has the meaning indicated in subparagraph 5(A).

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“Scope Change” means a change to the Construction Project that, if implemented, will make the quality, function or capacity of the Improvements “materially different” (as defined below in this subparagraph) than as described or inferred by the site plan or plans and renderings referenced in Exhibit B. The term “Scope Change” is not intended to include the mere refinement, correction or detailing of the site plan, plans or renderings submitted to BNPPLC by LRC. As used in this definition, a “material difference” means a difference that could reasonably be expected to (a) cause the Lease Balance to exceed the fair market value of the Property when the Construction Project is completed and all Construction Advances required in connection therewith have been funded, or significantly increase any such excess, (b) change the general character of the Improvements from that needed to accommodate the uses to be permitted by subparagraph 2(A) of the Lease, or (c) cause or exacerbate Projected Cost Overruns.
“Target Completion Date” means the date which is the last day of the 18th calendar month following the Effective Date, as such date may be extended from time to time by any Increased Time Commitment made by BNPPLC as provided in subparagraph 7(B)(6).
“Termination of LRC’s Work” means a termination of LRC’s rights and obligations to continue the Work because of an election to terminate made by LRC pursuant to subparagraph 7(B) or because of an election by BNPPLC made pursuant to subparagraph 7(C).
“Third Party Contract” has the meaning indicated in subparagraph 2(A)(2)(b)1).
“Third Party Contract/Termination Fees” means any amounts, however denominated, for which LRC will be obligated under a Third Party Contract as a result of any election or decision by LRC to terminate such Third Party Contract, including demobilization costs; provided, however, amounts payable only by reason of Prior Work as of the date of any such termination will not be characterized as Third Party Contract/Termination Fees. If LRC reserves an absolute express right in a Third Party Contract to terminate such contract at any time, without cause, for a specified U.S. dollar amount, such amount will constitute a Third Party Contract/Termination Fee. If no such right is reserved in a Third Party Contract, the amount of damages that LRC is required to pay (in addition to payments required for Prior Work) upon a repudiation of the Third Party Contract by LRC will qualify as a “Third Party Contract/Termination Fee” applicable to such contract for purposes of this Agreement.
“Timing or Budget Shortfall” means that, as of any time prior to the Completion Date, (i) the remaining available Construction Allowance will not be sufficient to cover

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Reimbursable Construction Period Costs yet to be paid or reimbursed from Construction Advances (x) because the cost of the Work exceeds budgeted expectations (resulting in Projected Cost Overruns) through no fault of LRC or its employees or any other party acting under LRC’s control or with the approval or authorization of LRC, (y) because of any Pre-lease Force Majeure Event or (z) because LRC can no longer satisfy conditions to BNPPLC’s obligation to provide further Construction Advances, or (ii) the Work will not be substantially completed prior to the Target Completion Date through no fault of LRC or its employees or any other party acting under LRC’s control or with the approval or authorization of LRC. As used in this definition with respect to any party, the term “fault” will not include inadequate estimation of time or dollars unless shown to be caused by the negligence or willful misconduct of that party.
“Work” has the meaning indicated in subparagraph 2(A)(2)(a).
“Work/Suspension Event” means any of the following:
     (1) Projected Cost Overruns have become more likely than not, in BNPPLC’s good faith judgment (taking into account any notices or Construction Draw Requests from LRC indicating that a Pre-lease Force Majeure Event may result in Projected Cost Overruns), and BNPPLC has notified LRC of such judgment and the reasons therefor.
     (2) Delays in the Work (including any delays resulting from damage to the Property by fire or other casualty or from any taking of the Property by eminent domain) have made it substantially unlikely, in BNPPLC’s good faith judgment, that LRC will be able to complete the Construction Project in accordance with the requirements of this Agreement prior to the Target Completion Date using only the funds available to LRC under this Agreement, and BNPPLC has notified LRC of such judgment and the reasons therefor.
     (3) With respect to any Construction Advance, BNPPLC has requested, but LRC has failed to provide within thirty days after receipt of the request: (1) invoices, requests for payment from contractors and other evidence reasonably establishing that the costs and expenses for which LRC has requested or is requesting reimbursement constitute actual Reimbursable Construction Period Costs, and (2) canceled checks, lien waivers or other evidence reasonably establishing that all prior Construction Advances paid to LRC have been used by LRC to pay the Reimbursable Construction Period Costs for which the prior advances were requested and made.
“Work/Suspension Notice” means a notice from BNPPLC to LRC advising LRC of any event or circumstances that constitute a Work/Suspension Event and advising LRC that (1) before the Work/Suspension Event is rectified BNPPLC may limit Construction

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Advances to LRC as permitted by this Agreement, and (2) unless LRC does rectify the Work/Suspension Event within thirty days after LRC’s receipt of such notice, BNPPLC may elect to send an FOCB Notice in anticipation of a Termination of LRC’s Work.
“Work/Suspension Period” means any period (1) beginning with the date of any Work/Suspension Notice, FOCB Notice or Notice of LRC’s Intent to Terminate, and (2) ending on the earlier of (a) the first date upon which (i) no Work/Suspension Events are continuing, (ii) all previous FOCB Notices and Notices of LRC’s Intent to Terminate (if any) have been rescinded, and (iii) no 97-10/Meltdown Events have occurred, or (b) the effective date of any Termination of LRC’s Work as described in subparagraph 7(B) or subparagraph 7(C).
2 Construction and Management of the Property by LRC.
     (A) The Construction Project.
     (1) Construction Approvals by BNPPLC.
     (a) Preconstruction Approvals by BNPPLC. LRC has submitted and obtained BNPPLC’s approval of the site plan and descriptions of the Construction Project referenced in Exhibit B. Also set forth in Exhibit B is a general description of the Construction Project. The Construction Project, as constructed by LRC pursuant to this Agreement, and all construction contracts and other agreements executed or adopted by LRC in connection therewith, must not be inconsistent in any material respect with the plans or other items referenced in Exhibit B, except to the extent otherwise provided by any Scope Change approved by BNPPLC.
     (b) Approval of Scope Changes. Before making a Scope Change, LRC must provide to BNPPLC a reasonably detailed written description of the Scope Change, a revised Construction Budget and a copy of any changes to the drawings, plans and specifications for the Improvements required in connection therewith, all of which must be approved in writing by BNPPLC before the Scope Change is implemented. After receiving such items, BNPPLC will endeavor in good faith to promptly respond to any request by LRC for approval of the Scope Change. BNPPLC will not, however, be liable for any failure to provide a prompt response. Further, BNPPLC’s approval will not in any event constitute a waiver of subparagraph 2(A)(3) or of any other provision of this Agreement or other Operative Documents.

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     (2) LRC’s Rights of Access and to Control Construction. Subject to the terms and conditions set forth in this Agreement, and prior to any Termination of LRC’s Work as provided in subparagraphs 7(B) and 7(C), LRC will have full access to the Land and all Improvements on the Land to the exclusion of BNPPLC or others claiming through BNPPLC (except as provided in subparagraph 2(G)) and will have the sole right to control and the sole responsibility for the design and construction of the Construction Project, including the means, methods, sequences and procedures implemented to accomplish such design and construction. Although title to all Improvements will vest in BNPPLC (as more particularly provided in subparagraph 2(C)), BNPPLC’s obligation with respect to the Construction Project will be limited to the making of advances under and subject to the conditions set forth in this Agreement. Without limiting the foregoing, LRC acknowledges and agrees that:
     (a) Performance of the Work. Except as provided in subparagraphs 7(A) and 7(D), LRC must, using commercially reasonable efforts and in an expeditious and economical manner not inconsistent with the interests of BNPPLC, perform or cause to be performed all work required, and must provide or cause to be provided all supplies and materials required, to demolish and remove existing Improvements on the Property (as appropriate to accommodate the new Improvements to be constructed) and to design and complete construction of the Construction Project (collectively, the “Work”) no later than the Target Completion Date. The Work will include obtaining all necessary building permits and other governmental approvals required in connection with the design and construction of the Construction Project, or required in connection with the use and occupancy thereof (e.g., certificates of occupancy). The Work will also include any repairs or restoration required because of damage to Improvements by fire or other casualty prior to the Completion Date (a “Pre-lease Casualty”); provided, however, the cost of any such repairs or restoration will be subject to reimbursement not only through Construction Advances made to LRC on and subject to the terms and conditions of this Agreement, but also through the application of Escrowed Proceeds as provided in Paragraph 5; and, provided further, like other Work, any such repairs and restoration to be provided by LRC will be subject to subparagraphs 7(A) and 7(B), which establish certain rights of LRC to suspend or discontinue any Work. LRC will carefully schedule and supervise all Work, will check all materials and services used in connection with all Work and will keep full and detailed accounts as may be necessary to document expenditures made or expenses incurred for the Work.
     (b) Third Party Contracts.

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     1) LRC will not enter into any construction contract or other agreement with a third party concerning the Work or the Construction Project (a “Third Party Contract”) in the name of BNPPLC or otherwise purport to bind BNPPLC to any obligation to any third party.
     2) In any Third Party Contract between LRC and any of its Affiliates (an “Affiliate’s Contract”) LRC must reserve the right to terminate such contract at any time, without cause, and without subjecting LRC to liability for any Third Party Contract/Termination Fee. Further, LRC must not enter into any Affiliate’s Contract that obligates LRC to pay more than would be required under an arms-length contract or that would require LRC to pay its Affiliate any amount in excess of the sum of actual, out-of-pocket direct costs and internal labor costs incurred by the Affiliate to perform such contract.
     (c) Adequacy of Drawings, Specifications and Budgets. BNPPLC has not made and will not make any representations as to the adequacy of the Construction Budget or any other budget or any site plans, renderings, plans, drawings or specifications for the Construction Project, and no modification of any such budgets, site plans, renderings, plans, drawings or specifications that may be required from time to time will entitle LRC to any adjustment in the Construction Allowance.
     (d) Existing Condition of the Land and Improvements. LRC is familiar with the conditions of the Land and any existing Improvements on the Land. LRC will have no claim for damages against BNPPLC or for an increase in the Construction Allowance or for an extension of the deadline specified in subparagraph 2(A)(2)(a) for completing the Work by reason of any condition (concealed or otherwise) of or affecting the Land or Improvements.
     (e) Correction of Defective Work. LRC will promptly correct all Work performed prior to any Termination of LRC’s Work that does not comply with the requirements of this Agreement for any reason other than a Pre-lease Casualty (“Defective Work”). If LRC fails to correct any Defective Work or fails to carry out Work in accordance with this Agreement, BNPPLC may (but will not be required to) order LRC to stop all Work until the cause for such failure has been eliminated.
     (f) Clean Up. Upon the completion of all Work, LRC will remove all waste material and rubbish from and about the Land, as well as all tools, construction equipment, machinery and surplus materials. LRC will keep the Land and the Improvements thereon in a reasonably safe and sightly condition as

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     Work progresses.
     (g) No Damage for Delays. LRC will have no claim for damages against BNPPLC or for an increase in the Construction Allowance by reason of any delay in the performance of any Work. Nor will LRC have any claim for an extension of the deadline specified in subparagraph 2(A)(2)(a) for completing the Work because of any such period of delay, except that (i) in the case of any Pre-lease Force Majeure Delays, LRC will have certain rights as set forth in subparagraph 7(B) and other provisions of this Agreement, and (ii) in the event of intentional interference with the Work by BNPPLC itself for which LRC provides written notice to cease, LRC will be entitled to an extension of the deadline specified in subparagraph 2(A)(2)(a) as needed because of any delays resulting from such intentional interference. It is also understood that any such intentional interference by BNPPLC will constitute a Force Majeure Event. In no event, however, will BNPPLC’s exercise of its rights and remedies permitted under this Agreement or the other Operative Documents be construed as intentional interference with LRC’s performance of any Work; and thus neither BNPPLC’s exercise of its right to withhold Construction Advances at any time when LRC has failed to satisfy all conditions herein to such advances, nor BNPPLC’s exercise of its right to terminate Work by LRC as provided in subparagraph 7(C), be considered as intentional interference with the Work or a Pre-lease Force Majeure Event.
     (h) No Other Fees to LRC. Except as provided in the next subparagraph, LRC will have no claim under this Agreement for any fee or other compensation or for any reimbursement of internal administrative or overhead expenses (other than the out-of-pocket overhead expenses properly included in the Construction Budget, if any), it being understood that LRC is executing this Agreement in consideration of the rights expressly granted to it herein and in the other Operative Documents.
     (i) Administration of Existing Space Leases. Prior to any Termination of LRC’s Work, LRC’s rights under this Agreement will extend to and include the right to enforce and administer Existing Space Leases and to receive and enjoy all benefits conferred upon BNPPLC by the Existing Space Leases, including the right to receive rents thereunder as they become due. Without limiting the foregoing, LRC may (on behalf of BNPPLC) exercise any right to terminate any Existing Space Lease provided therein in the event of a default by the tenant thereunder. LRC must apply all rents paid to it under the Existing Space Leases prior to the Completion Date in the following order: (A) first, to pay on behalf of BNPPLC the management fee due to LRC as described

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below in this subparagraph; (B) second, to pay any costs incurred to provide maintenance or repairs or services, if any, required of the landlord by the Existing Space Leases; (C) third, to reimburse BNPPLC for any Losses it may incur with respect to the Property or this Agreement, other than Covered Construction Period Losses for which BNPPLC is entitled to be indemnified by LRC pursuant to this Agreement. LRC must also pay any such rents not otherwise applied as provided in the preceding sentence, or needed by LRC to pay amounts described in the preceding sentence, over to BNPPLC for application as a Qualified Prepayment. As compensation for administering the Existing Space Leases during each calendar month or portion thereof after the Effective Date and prior to the Completion Date or any Termination of LRC’s Work, LRC will be entitled to the payment by or on behalf of BNPPLC of a management fee of three percent (3%) of the rents payable (whether or not collected) under the Existing Space Leases for such calendar month or portion thereof.
     (3) Quality of Work. LRC will cause the Work undertaken and administered by it pursuant to this Agreement to be performed (a) in a safe and good and workmanlike manner, (b) in accordance with Applicable Laws, and (c) in compliance with the provisions of this Agreement and the material provisions of the Permitted Encumbrances.
     (B) Completion Notice. Within fifteen Business Days after LRC substantially completes construction of the Construction Project and obtains any certificate of occupancy or other permit (temporary or permanent) required by Applicable Laws for the commencement of LRC’s use and occupancy of the Improvements, LRC must provide a notice (a “Completion Notice”) to BNPPLC, advising BNPPLC thereof, and thereby establish the Completion Date. For purposes of this Agreement and the other Operative Documents, BNPPLC will be entitled to rely without investigation upon any such notice given by LRC as evidence that LRC has, in fact, substantially completed the Construction Project and has obtained any certificate of occupancy or other permit (temporary or permanent) required for the commencement of LRC’s use of the Improvements, and after giving any such notice LRC will be estopped from later claiming that the Completion Date has not occurred.
     (C) Status of Property Acquired With BNPPLC’s Funds. All Improvements constructed on the Land as provided in this Agreement will constitute “Property” for purposes of the Lease and other Operative Documents. Further, to the extent heretofore or hereafter acquired (in whole or in part) with any portion of the Initial Advance or with any Construction Advances or with other funds for which LRC receives reimbursement from the Initial Advance or Construction Advances, all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature will be considered as having been acquired on behalf of BNPPLC by LRC and will constitute “Property” for purposes of the Lease and other Operative Documents, as will all renewals or replacements of or substitutions for any

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such Property. The parties intend that title to the Improvements and to any other such Property will vest in BNPPLC without passing through LRC or LRC’s Affiliates before it is transferred to BNPPLC from contractors, suppliers, vendors or other third Persons, but with the understanding that all such Property will be accepted by BNPPLC subject to the terms and conditions of the other Operative Documents, including subparagraph 4(C)(1) of the Lease (concerning the characterization of the Lease and other Operative Documents for tax and certain other purposes). Although nothing herein constitutes authorization of LRC by BNPPLC to bind BNPPLC to any construction contract or other agreement with a third Person, any construction contract or other agreement executed by LRC for the acquisition or construction of Improvements or other components of the Property may, as LRC deems appropriate, provide for the direct transfer of title to BNPPLC as described in the preceding sentence.
     (D) Insurance.
     (1) Liability Insurance. Throughout the period prior to any Termination of LRC’s Work, LRC must maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies that satisfy the Minimum Insurance Requirements, which are set forth in an exhibit to the Common Definitions and Provisions Agreement. LRC must deliver and maintain with BNPPLC for each liability insurance policy required by this Agreement written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.
     (2) Property Insurance. Throughout the period prior to any Termination of LRC’s Work, LRC must also keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the Minimum Insurance Requirements. LRC must deliver and maintain with BNPPLC for each property insurance policy required by this Agreement written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements. If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance has been required hereunder, (i) BNPPLC may, but will not be obligated to, make proof of loss if not made promptly by LRC after notice from BNPPLC, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC for application as required by Paragraph 5, and (iii) BNPPLC may settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance (provided, that so long as no 97-10/Meltdown Event has occurred and no Event of Default has occurred and

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is continuing, BNPPLC must provide LRC with at least forty-five days notice of BNPPLC’s intention to settle any such claim before settling it unless LRC has already approved of the settlement by BNPPLC). BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds. If any casualty results in damage to or loss or destruction of the Property, LRC must give prompt notice thereof to BNPPLC and Paragraph 5 will apply.
     (3) Failure of LRC to Obtain Insurance. If LRC fails to obtain any insurance or to provide confirmation of any insurance as required by this Agreement, BNPPLC will be entitled (but not required) to obtain the insurance that LRC has failed to obtain or for which LRC has not provided the required confirmation and, without limiting BNPPLC’s other remedies under the circumstances, BNPPLC may charge the cost of such insurance against the Construction Allowance as if it were a Construction Advance paid to LRC as hereinafter provided.
     (4) Waiver of Subrogation. LRC, for itself and for any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party for any and all Losses, to the extent that LRC is compensated by insurance or would be compensated by the insurance policies contemplated in this Agreement, but for any deductible or self-insured retention maintained under such insurance or but for a failure of LRC to maintain the insurance as required by this Agreement. LRC agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.
     (E) Condemnation. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party must promptly notify the other (provided, however, BNPPLC will have no liability for its failure to provide such notice) of the pendency of such proceedings. Prior to any Termination of LRC’s Work, LRC must, if requested by BNPPLC, diligently prosecute any such proceedings and consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Property and all judgments, decrees and awards for injury or damage to the Property will be paid to BNPPLC as Escrowed Proceeds, and all such proceeds will be applied as provided in Paragraph 5. BNPPLC is hereby authorized, in its own name or in the name of LRC or in the name of both, to settle and deliver valid acquittances for, or to challenge and to appeal from, any such judgment, decree or award concerning condemnation of any of the

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Property (provided, that so long as no 97-10/Meltdown Event has occurred and no Event of Default has occurred and is continuing, BNPPLC must provide LRC with at least forty-five days notice of BNPPLC’s intention to settle any such claim before settling it unless LRC has already approved of the settlement by BNPPLC). BNPPLC will not in any event or circumstances be liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.
     (F) Additional Representations, Warranties and Covenants of LRC Concerning the Property. Without limiting the rights granted to LRC by other provisions of this Agreement to be reimbursed from Construction Advances for the cost of complying with the following, LRC represents, warrants and covenants as follows:
     (1) Payment of Local Impositions. Throughout the period prior to any Termination of LRC’s Work, LRC must pay or cause to be paid prior to delinquency all ad valorem taxes assessed against the Property and other Local Impositions. If requested by BNPPLC from time to time, LRC will furnish BNPPLC with receipts or other appropriate evidence showing payment of all Local Impositions prior to the applicable delinquency date therefor.
Notwithstanding the foregoing, LRC may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Local Imposition, and pending such contest LRC will not be deemed in default under any of the provisions of this Agreement because of the Local Imposition if (1) LRC diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) LRC promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest must be concluded and the contested Local Impositions must be paid by LRC prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof, or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, LRC or an Affiliate of LRC or any Applicable Purchaser does not purchase BNPPLC’s interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by LRC pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.
     (2) Operation and Maintenance. Throughout the period prior to any

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Termination of LRC’s Work, LRC must operate and maintain the Property in a good and workmanlike manner and in compliance with Applicable Laws and Existing Space Leases in all material respects and pay or cause to be paid all fees or charges of any kind in connection therewith. (If LRC does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written complaint or demand for corrective action given by any Governmental Authority to LRC, or to BNPPLC and forwarded by it to LRC, then for purposes of the preceding sentence, LRC will be considered not to have maintained the Property “in compliance with all Applicable Laws in all material respects” whether or not the noncompliance would be material in the absence of the complaint or demand.) LRC must not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Law or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. Without limiting the generality of the foregoing, LRC must not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work; and LRC must not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (1) storm water runoff, (2) fume hood emissions, (3) waste water discharges through a publicly owned treatment works, (4) discharges that are a necessary part of any Remedial Work, and (5) other similar discharges consistent with the definition of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in compliance with Environmental Laws. To the extent that any of the following would, individually or in the aggregate, increase the likelihood of a 97-10/Meltdown Event or materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Agreement, LRC must not, without BNPPLC’s prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. LRC will not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and LRC must not do anything that could reasonably be expected to significantly reduce the market value of the Property. If LRC receives a notice or claim from any federal, state or other Governmental Authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, LRC must promptly furnish a copy of such notice or claim to BNPPLC.
     (3) Debts for Construction, Maintenance, Operation or Development. LRC

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must promptly pay or cause to be paid all debts and liabilities incurred by it or its contractors or subcontractors in the construction, maintenance, operation or development of the Property. Such debts and liabilities will include those incurred for labor, material and equipment and all debts and charges for utilities servicing the Property.
     (4) Permitted Encumbrances. LRC must comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances throughout the period prior to any Termination of LRC’s Work. LRC must not, without the prior consent of BNPPLC, enter into, initiate, approve or consent to any modification of any Permitted Encumbrance that would create or expand or purport to create or expand obligations or restrictions encumbering BNPPLC’s interest in the Property.
     (5) Books and Records Concerning the Property. LRC must keep books and records that are accurate and complete in all material respects for LRC’s construction and management of the Property as contemplated in this Agreement and must permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC during reasonable business hours.
     (G) BNPPLC’s Right of Access.
     (1) Access Generally. BNPPLC and BNPPLC’s representatives may enter the Property at any time after reasonable prior notice to LRC for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose of confirming whether LRC has complied with the requirements of this Agreement or the other Operative Documents.
     (2) Failure of LRC to Perform. If LRC fails to perform any act or to take any action required of it by this Agreement or other Operative Documents, or to pay any money which LRC is required by this Agreement or other Operative Documents to pay, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. (To the extent that expenses so incurred by BNPPLC, or money so paid by BNPPLC, qualify as Covered Construction Period Losses, LRC must pay the same to BNPPLC upon demand. If any such expenses incurred or money paid do not qualify as Covered Construction Period Losses, they will be included - with interest — in the Balance of Unpaid Covered Construction Period Losses under and as defined in the Purchase Agreement.) Further, BNPPLC, upon making such payment, will be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein will imply any duty upon the part of BNPPLC to do any work which, under any

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provision of this Agreement or otherwise, LRC may be required to perform, and the performance thereof by BNPPLC will not constitute a waiver of LRC’s default. BNPPLC may during the progress of any such work permitted by BNPPLC hereunder on or in the Property keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC will not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to LRC or its invitees by reason of BNPPLC’s performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of LRC under this Agreement and the other Operative Documents will not thereby be excused in any manner.
3 Amounts to be Added to the Lease Balance (in Addition to Construction Advances).
     (A) Initial Advance. Upon execution and delivery of this Agreement by BNPPLC, an advance (the “Initial Advance”) will be made by BNPPLC to cover the (i) purchase price for the Property due pursuant to the Existing Contract, and (ii) certain Transaction Expenses and other amounts described in this subparagraph. The amount of the Initial Advance, which will be included in the Lease Balance, may be confirmed by a separate closing certificate executed by LRC as of the Effective Date. An arrangement fee of as provided in the Closing Letter (the “Arrangement Fee”) and an initial administrative agency fee of as provided in the Closing Letter (an “Administrative Fee”) will all be paid from the Initial Advance (and thus be included in the Lease Balance). To the extent that BNPPLC does not itself use the entire the Initial Advance to pay the purchase price for the Property or Transaction Expenses incurred by BNPPLC, the remainder thereof will be advanced to LRC, with the understanding that LRC will use any such amount advanced for one or more of the following purposes: (1) the reimbursement of any earnest money or other escrow or deposits funded by LRC under the Existing Contract, to the extent (if any) that such escrow or deposits are applied against the purchase price due to the Prior Owner rather than returned to LRC; (2) the payment or reimbursement of Transaction Expenses incurred by LRC and “soft costs” incurred by LRC in connection with the acquisition of the Property or the planning, design, engineering, construction and permitting of the Construction Project; or (3) the payment of other amounts due pursuant to the Operative Documents. (Before executing the separate closing certificate to confirm the Initial Advance, LRC will make a reasonable effort to determine all prior deposits made and expenses incurred by it as described in clauses (1) and (2) of the preceding sentence and to request an Initial Advance sufficient in amount to cover all such deposits and expenses in addition to the net purchase price payable by BNPPLC to the Prior Owner, the Arrangement Fee, the initial Administrative Fee and all Transaction Expenses incurred by BNPPLC. However, no failure by LRC to identify and include all such deposits and expenses in the amount of the requested Initial Advance will preclude LRC from requesting reimbursement for the same through a subsequent Construction

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Advance as provided in Paragraph 4. Reimbursable Construction Period Costs to be paid or reimbursed pursuant to Paragraph 4 will not be limited to those incurred after the Effective Date.)
     (B) Carrying Costs. For each Construction Period certain charges (“Carrying Costs”) will accrue and be added to the Outstanding Construction Allowance on the last day of such Construction Period (i.e., generally on the Advance Date upon which such Construction Period ends). If, however, for any reason the Lease Balance (and thus the Outstanding Construction Allowance included as a component thereof) must be determined as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date will include not only Carrying Costs added on or before the immediately preceding Advance Date computed as described below, but also Carrying Costs accruing on and after such preceding Advance Date to but not including the date in question. Carrying Costs accruing for any Construction Period will be equal to:
•	the amount equal on the first day of such Construction Period to the Lease Balance, times

•	the sum of LIBOR and the Secured Spread for such Construction Period, times

•	a fraction, the numerator of which is the number of days in such Construction Period and the denominator of which is three hundred sixty.
     (C) Commitment Fees. For each Construction Period additional charges (“Commitment Fees”) will accrue and be added to the Outstanding Construction Allowance on the last day of such Construction Period (i.e., generally on the Advance Date upon which such Construction Period ends). If, however, for any reason the Lease Balance (and thus the Outstanding Construction Allowance included as a component thereof) must be determined as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date will include not only Commitment Fees added on or before the immediately preceding Advance Date computed as described below, but also Commitment Fees accruing on and after such preceding Advance Date to but not including the date in question. Commitment Fees for each Construction Period will be computed as follows:
•	twenty basis points (20/100 of 1%), times an amount equal to:
(1) the Maximum Construction Allowance, less
(2) the Funded Construction Allowance on the first day of such Construction Period; times

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•	the number of days in such Construction Period; divided by

•	three hundred sixty.
     (D) Future Administrative Fees and Out-of-Pocket Costs. If the Completion Date does not occur prior to the first anniversary of the Effective Date, then on each anniversary of the Effective Date prior to the Completion Date, an annual administrative agency fee (also, an “Administrative Fee”) of the amount specified in the Closing Letter will be added to the Outstanding Construction Allowance by BNPPLC in the amount provided in the Term Sheet. Also, to the extent that BNPPLC incurs any out-of-pocket costs prior to the Completion Date with respect to the administration of or performance of its obligations under this Agreement or other Operative Documents (e.g., any Attorneys’ Fees or other costs incurred to evaluate lien releases and other information submitted by LRC with requests for Construction Advances), BNPPLC may add such costs to the Outstanding Construction Allowance from time to time.
     (E) Increased Cost Charges and Capital Adequacy Charges.
     (1) If after the Effective Date and prior to the Completion Date there is any increase in the cost to BNPPLC’s Parent or any Participant of agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then BNPPLC may agree or become obligated to pay to BNPPLC’s Parent or such Participant, as the case may be, additional amounts (“Increased Cost Charges”) sufficient to compensate BNPPLC’s Parent or the Participant for such increased costs. Any Increased Cost Charges paid by BNPPLC or for which BNPPLC becomes obligated to pay, prior to the Completion Date, will be added to the Outstanding Construction Allowance by BNPPLC.
     (2) BNPPLC’s Parent or any Participant may demand additional payments (“Capital Adequacy Charges”) if BNPPLC’s Parent or the Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to BNPPLC to permit BNPPLC to maintain BNPPLC’s investment in the Property or to make Construction Advances. To the extent that BNPPLC’s Parent or a Participant provides a certificate or notice to BNPPLC and to LRC demanding Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, and BNPPLC pays or becomes obligated to pay to BNPPLC’s Parent or such Participant the amount so demanded prior to the Completion Date, such amount will also be added to the Outstanding Construction Allowance by BNPPLC; provided, however, such certificate or notice must set forth the nature of the occurrence giving rise to such demand, the amount of the Capital Adequacy Charge to be

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paid, and the method by which such amount was determined. Any such certificate or notice will conclusive and binding upon LRC, absent clear and demonstrable error. In determining the amount of any Capital Adequacy Charges, BNPPLC’s Parent or any Participant may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.
     (3) Notwithstanding the foregoing provisions of this subparagraph 3(E), the Outstanding Construction Allowance will not be increased, over the objection of LRC, by reason of any claim for compensation made as provided in this subparagraph 3(E) that arises or accrues (a) as a result of any change in the rating assigned to BNPPLC’s Parent or any Participant (or its parent) making the claim by rating agencies or bank regulators in regard to BNPPLC’s Parent’s or such Participant’s (or its parent’s) creditworthiness, record keeping or failure to comply with Applicable Laws (including U.S. banking regulations applicable to subsidiaries of a bank holding company), or (b) more than nine months prior to the date LRC is notified of the intent of BNPPLC’s Parent or such Participant to make a claim for such charges; provided, that if the Banking Rules Change which results in a claim for compensation is retroactive, then the nine month period will be extended to include the period of the retroactive effect of such Banking Rules Change. Further, BNPPLC will cause BNPPLC’s Parent to use, and will ask any Participant to use, commercially reasonable efforts to reduce or eliminate any claim for compensation described in this subparagraph 3(E), including a change in the office of BNPPLC’s Parent or the Participant, as the case may be, through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of BNPPLC’s Parent or such Participant, be otherwise disadvantageous to it. Nothing in this subparagraph will be construed to require BNPPLC’s Parent or any Participant to create any new office through which to make or maintain Funding Advances..
4 Construction Advances.
     (A) Costs Subject to Reimbursement Through Construction Advances. Subject to the terms and conditions set forth herein, LRC will be entitled to a Construction Allowance, from which BNPPLC will make Construction Advances on Advance Dates from time to time to pay or reimburse LRC for the following costs (“Reimbursable Construction Period Costs”) to the extent the following costs are not already included in Transaction Expenses paid by BNPPLC from the Initial Advance:
     (1) the actual costs and expenses incurred or paid by LRC for the preparation, negotiation and execution of this Agreement and the other Operative Documents;

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     (2) costs of the Work, including not only hard costs incurred for the new Improvements described in Exhibit B, but also the following costs to the extent reasonably incurred in connection with the Construction Project:
•	soft costs payable to third parties (whether or not incurred prior to the Effective Date), such as legal fees, architectural fees, engineering fees, construction management fees, transaction management fees and fees and costs paid in connection with obtaining project permits and approvals required by Governmental Authorities or any of the Permitted Encumbrances,

•	site preparation costs, and

•	costs of offsite and other public improvements required as conditions of governmental approvals for the Construction Project;
     (3) the cost of title insurance in favor of BNPPLC and of maintaining other insurance required by (and consistent with the requirements of) this Agreement prior to the Completion Date, and costs of repairing any damage to the Improvements caused by a Pre-lease Casualty to the extent such costs are not covered by Escrowed Proceeds made available to LRC as provided herein prior to the Completion Date;
     (4) Local Impositions that accrue or become due prior to the Completion Date;
     (5) reasonable and ordinary out-of-pocket costs of operating and maintaining the Property prior to the Completion Date in accordance with the requirements of this Agreement; and
     (6) Third Party Contract/Termination Fees, not to exceed in the aggregate ten percent (10%) of the Maximum Construction Allowance, payable by LRC in connection with any Third Party Contract between LRC and a Person not an Affiliate of LRC because of any election by LRC to cancel or terminate such contract during a Work/Suspension Period.

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     (B) Exclusions From Reimbursable Construction Period Costs. Notwithstanding anything herein to the contrary, BNPPLC will not be required to make any Construction Advance to pay or to reimburse or compensate LRC for Covered Construction Period Losses paid by LRC as provided in subparagraph 9(A) or for any of the following Losses which may be incurred by LRC or any other party:
     (1) Environmental Losses;
     (2) Losses that would not have been incurred but for any affirmative act taken by LRC or by any of LRC’s contractors or subcontractors, which act is contrary to the terms and conditions of this Agreement or the other Operative Documents (e.g., undertaking a Scope Change without prior authorization of BNPPLC);
     (3) Losses that would not have been incurred but for any fraud, misapplication of Construction Advances or other funds, illegal acts or willful misconduct on the part of LRC or its employees or of any other party acting under LRC’s control or with the approval or authorization of LRC; and
     (4) Losses that would not have been incurred but for any bankruptcy proceeding involving LRC as the debtor.
     (C) Conditions to LRC’s Right to Receive Construction Advances. BNPPLC’s obligation to provide Construction Advances to LRC from time to time under this Agreement will be subject to the following terms and conditions, all of which terms and conditions are intended for the sole benefit of BNPPLC, and none of which will limit in any way the right of BNPPLC to treat costs or expenditures incurred or paid by or on behalf of BNPPLC as Construction Advances pursuant to subparagraph 8(A):
     (1) Construction Advance Requests. LRC must make a written request (a “Construction Advance Request”) for any Construction Advance, specifying the amount of such advance, at least five Business Days prior to the Advance Date upon which the advance is to be paid. To be effective for purposes of this Agreement, a Construction Advance Request must be in substantially the form attached as Exhibit C. LRC will not submit more than one Construction Advance Request in any calendar month.

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     (2) Amount of the Advances.
     (a) The Maximum Construction Allowance. LRC will not be entitled to require any Construction Advance that would cause the Funded Construction Allowance to exceed the Maximum Construction Allowance or that would increase the amount of any such excess.
     (b) Costs Previously Incurred by LRC. LRC will not be entitled to require any Construction Advance that would cause the aggregate of all Construction Advances to exceed the sum of:
     (i) Reimbursable Construction Period Costs that LRC has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred by LRC other than for Work (e.g., Local Impositions), plus
     (ii) the Reimbursable Construction Period Costs that LRC has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred for Prior Work as of the date of the Construction Advance Request in which LRC requests the advance.
As used in this Agreement, “Prior Work” means all labor and services actually performed, and all materials actually delivered to the construction site, as part of the Work in accordance with this Agreement prior to the date in question, and “Future Work” means labor and services performed or to be performed, and materials delivered or to be delivered, as part of the Work on or after the date in question. For purposes of this Agreement, LRC and BNPPLC intend to allocate Reimbursable Construction Period Costs between Prior Work and Future Work in a manner that is generally consistent with the allocations expressed or implied in construction-related contracts negotiated in good faith between LRC and third parties not affiliated with LRC (e.g., a construction contractor engaged by LRC); however, in order to verify the amount of Reimbursable Construction Period Costs actually paid or incurred by LRC and the proper allocation thereof between Prior Work and Future Work, BNPPLC will be entitled (but not required) to: (x) request, receive and review copies of such agreements between LRC and third parties and of draw requests, budgets or other supporting documents provided to LRC in connection with or pursuant to such agreements as evidence of the allocations expressed or implied therein, (y) from time to time engage one or more independent inspecting architects, certified public accountants or other appropriate professional consultants and, absent manifest error, rely without further investigation upon their reports and recommendations, and (z) without waiving BNPPLC’s right to challenge or verify allocations required with respect

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to future Construction Advances, rely without investigation upon the accuracy of LRC’s own Construction Advance Requests.
     (c) Limits During any Work/Suspension Period. Without limiting the other terms and conditions imposed by this Agreement for the benefit of BNPPLC with respect all Construction Advances, BNPPLC will have no obligation to make any Construction Advance during any Work/Suspension Period that would cause the aggregate of all Construction Advances to exceed the sum of:
     (i) Reimbursable Construction Period Costs that LRC has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred by LRC other than for Work (e.g., Local Impositions), plus
     (ii) the Reimbursable Construction Period Costs that LRC has, to the reasonable satisfaction of BNPPLC, substantiated as having been paid or incurred for Prior Work as of the date the Work/Suspension Period commenced.
For purposes of computing the limits described in this subparagraph 4(C)(2)(c), Reimbursable Construction Period Costs “other than for Work” will include Third Party Contract/Termination Fees that qualify as Reimbursable Construction Period Costs pursuant to subparagraph 4(A)(6). However, as provided in subparagraph 4(A)(6), the amount of such Third Party Contract/Termination Fees subject to reimbursement will not in any event exceed ten percent (10%) of the Maximum Construction Allowance. If LRC fails to manage and administer Third Party Contracts as necessary to ensure that LRC can (at any point in time) terminate all such contracts without becoming liable for Third Party Contract/Termination Fees in excess of ten percent (10%) of the Maximum Construction Allowance, then the excess will be the responsibility of LRC.
     (d) Restrictions Imposed for Administrative Convenience. LRC will not request any Construction Advance (other than the final Construction Advance LRC intends to request) for an amount less than $1,000,000.
     (3) No Advances After Certain Dates. BNPPLC will have no obligation to make any Construction Advance (x) after the last Advance Date, (y) on or after the Designated Sale Date, or (z) on or after the effective date of any Termination of LRC’s Work pursuant to subparagraph 7(B) or subparagraph 7(C).
     (D) Breakage Costs for Construction Advances Requested But Not Taken. If LRC requests but thereafter declines to accept any Construction Advance, or if LRC requests a

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Construction Advance that it is not permitted to take because of its failure to satisfy any of the conditions specified in subparagraph 4(C), BNPPLC will be entitled to add any resulting Breakage Costs to the Outstanding Construction Allowance and the Lease Balance.
     (E) No Third Party Beneficiaries. No contractor or other third party will be entitled to require BNPPLC to make advances as a third party beneficiary of this Agreement, and nothing contained herein or in any of the other Operative Documents will be construed as an agreement obligating BNPPLC to make advances to anyone other than LRC itself.
     (F) No Waiver. No funding of Construction Advances and no failure of BNPPLC to object to any Work proposed or performed by or for LRC will constitute a waiver by BNPPLC of the requirements contained in this Agreement.
5 Application of Insurance and Condemnation Proceeds.
     (A) Collection and Application Generally. This Paragraph 5 will govern the application of proceeds received by BNPPLC or LRC from any third party prior to the commencement of the Term of the Lease (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by LRC), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g., damage resulting from a third party’s release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC’s Parent, by another Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Agreement or the Property. LRC will promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 5 which LRC may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph 5, including those received by BNPPLC from LRC or third parties, will be applied as follows:
     (1) First, proceeds covered by this Paragraph 5 will be used to reimburse BNPPLC for any Attorneys’ Fees or other reasonable expenses that BNPPLC incurred to collect the proceeds.
     (2) Second, the proceeds remaining after such reimbursement to BNPPLC (the “Remaining Proceeds”) will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to pay or reimburse LRC or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by

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BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 5, BNPPLC will hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account will be added to and made a part of such Escrowed Proceeds.
     (B) Advances of Escrowed Proceeds to LRC. Except as otherwise provided below in this Paragraph 5, prior to the Completion Date BNPPLC will hold all such Remaining Proceeds as Escrowed Proceeds until they are advanced to reimburse LRC for the actual out-of-pocket cost to LRC of repairing or restoring the Property in accordance with the requirements of this Agreement. BNPPLC will so advance the Escrowed Proceeds as the applicable repair or restoration progresses and upon compliance by LRC with such conditions and requirements as may be reasonably imposed by BNPPLC, including conditions and requirements similar to those that set forth herein for the payment of Construction Advances. In no event, however, will BNPPLC be required to pay Escrowed Proceeds to LRC in excess of the actual out-of-pocket cost to LRC of the applicable repair, restoration or replacement, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC.
     (C) Status of Escrowed Proceeds After Commencement of the Term of the Lease. Any Remaining Proceeds governed by this Paragraph 5 which BNPPLC is continuing to hold as Escrowed Proceeds when the Term of the Lease commences will be applied in accordance with the terms and conditions of the Lease as if received by BNPPLC immediately after the Term commenced.
     (D) Special Provisions Applicable After a 97-10/Meltdown Event or Event of Default. Notwithstanding the foregoing, after any 97-10/Meltdown Event and when any Event of Default has occurred and is continuing, BNPPLC will be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 5 and to apply all Remaining Proceeds, when and in such order and to such extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of LRC or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments.
     (E) LRC’s Obligation to Restore. Regardless of the adequacy of any Remaining Proceeds available to LRC hereunder, if the Property is damaged by fire or other casualty or any part of the Property is taken by eminent domain, LRC must to the maximum extent possible, as part of the Work, restore the Property or the remainder thereof and continue construction of the Construction Project on and subject to the terms and conditions set forth in this Agreement; provided, however, like other Work, any such restoration and continuation of construction by LRC will be subject to subparagraphs 7(A) and 7(B), which establish certain rights of LRC to suspend or discontinue any Work; and, provided further, any additional costs required to complete the Construction Project resulting from such a casualty or taking prior to the Completion Date will, to the extent not covered by Remaining Proceeds paid to LRC as provided

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herein, be subject to reimbursement by BNPPLC as Reimbursable Construction Period Costs on the same terms and conditions that apply to reimbursements of other costs of the Work hereunder.
     (F) Special Provisions Concerning a Complete Taking. LRC may react to any threat of a Complete Taking from a Governmental Authority by exercising LRC’s right to accelerate the Designated Sale Date (as provided in the definition thereof) and by exercising the Purchase Option under the Purchase Agreement. By so doing, LRC will put itself in a position to control condemnation proceedings and to receive all proceeds of the Complete Taking. If, however, LRC does not buy the Property pursuant to the Purchase Agreement prior to any Complete Taking, then BNPPLC will be entitled to receive and retain all amounts paid for the Property in connection with the Complete Taking, notwithstanding any contrary provision herein or in the other Operative Documents and notwithstanding that such proceeds may exceed the Lease Balance.
     (G) Preservation of LRC’s Right to Receive Construction Advances. Notwithstanding the foregoing, nothing in this Paragraph 5 (including limitations upon LRC’s rights to receive insurance or condemnation proceeds) is intended to limit or impair LRC’s rights, on and subject to the terms and conditions set forth in Paragraph 4, to receive Construction Advances as reimbursement for Reimbursable Construction Period Costs.
6 Notice of Cost Overruns and Pre-lease Force Majeure Events.
     (A) Notice of Projected Cost Overruns. If, at the time LRC submits any Construction Advance Request, LRC believes for any reason (including any damage to the Property by fire or other casualty or any taking of any part of the Property by eminent domain) that Projected Cost Overruns are more likely than not, LRC must state such belief in the Construction Advance Request and, if LRC can reasonably do so, LRC will estimate the approximate amount of such Projected Cost Overruns.
     (B) Pre-lease Force Majeure Event Events and Notices. LRC may from time to time provide a notice to BNPPLC in the form attached as Exhibit D (a “Pre-lease Force Majeure Event Notice”), describing any Pre-lease Force Majeure Event that has occurred or commenced within the 30 days prior to such notice and setting forth LRC’s preliminary good faith estimate of any Pre-lease Force Majeure Delays, Pre-lease Force Majeure Losses and Pre-lease Force Majeure Excess Costs that are likely to result from such event. BNPPLC will have the option to respond to any Pre-lease Force Majeure Event Notice with an FOCB Notice or, alternatively and if applicable, with an Increased Commitment as provided in subparagraph 7(B)(6).

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7 Suspension and Termination of LRC’s Work.
     (A) Rights and Obligations During a Work/Suspension Period. During any Work/Suspension Period, LRC will have the right to suspend the Work; however, the obligations of LRC which are to survive any Termination of LRC’s Work as provided in subparagraph 7(D) will continue and survive during any Work/Suspension Period.
     (B) LRC’s Election to Terminate LRC’s Work. LRC may elect to terminate its rights and obligations to continue Work at any time prior to the Completion Date if at such time LRC believes in good faith that a Timing or Budget Shortfall exists. To be effective, however, any such election by LRC must be made in accordance with the following provisions:
     (1) Any such election by LRC to terminate its rights and obligations to continue the Work must be made by notice to BNPPLC in the form of Exhibit E (a “Notice of Termination by LRC”).
     (2) At least forty-five days before giving any such Notice of Termination by LRC, LRC must give a notice of LRC’s intent to terminate to BNPPLC in the form of Exhibit F (a “Notice of LRC’s Intent to Terminate”), and the Notice of LRC’s Intent to Terminate must state the reasons, in LRC’s good faith determination, for the Timing or Budget Shortfall.
     (3) Without limiting the forgoing, prior to giving any Notice of Termination by LRC predicated upon LRC’s belief that the remaining available Construction Allowance will not be sufficient only because of Pre-lease Force Majeure Excess Costs incurred or anticipated as a result of a Pre-lease Force Majeure Event, LRC must — after having notified BNPPLC of the such event by the delivery of a Pre-lease Force Majeure Event Notice in accordance with subparagraph 6(B) — expressly set forth such belief in the Notice of LRC’s Intent to Terminate as indicated in Exhibit F. In any such Notice of LRC’s Intent to Terminate, LRC must also specify its good faith estimate of the Pre-lease Force Majeure Excess Costs likely to be incurred (“LRC’s Estimate of Force Majeure Excess Costs”).
     (4) Similarly, prior to giving any Notice of Termination by LRC predicated upon LRC’s belief that the Work will not be substantially complete before the Target Completion Date only because of Pre-lease Force Majeure Delays resulting from a Pre-lease Force Majeure Event, LRC must — after having notified BNPPLC of such event by the delivery of a Pre-lease Force Majeure Event Notice in accordance with subparagraph 6(B) — expressly set forth such belief in the Notice of LRC’s Intent to Terminate as indicated in Exhibit F. In any such Notice of LRC’s Intent to Terminate, LRC must also specify its good faith estimate of the Pre-lease Force Majeure Delays

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likely to occur (“LRC’s Estimate of Force Majeure Delays”).
     (5) As used herein, a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” means any Notice of LRC’s Intent to Terminate that sets forth LRC’s belief, by the optional provisions contemplated in Exhibit F, that either or both: (a) the remaining available Construction Allowance will not be sufficient only because of Pre-lease Force Majeure Excess Costs incurred or anticipated as a result of a Pre-lease Force Majeure Event, or (b) the Work will not be substantially complete before the Target Completion Date only because of Pre-lease Force Majeure Delays resulting from a Pre-lease Force Majeure Event. Should any Termination of LRC’s Work occur before LRC sends a Notice of LRC’s Intent to Terminate Because of a Force Majeure Event (in accordance with this subparagraph and in the form attached as Exhibit F), such Termination of LRC’s Work will, for purposes of determining whether any 97-10/Prepayment may be required pursuant to Paragraph 8, be conclusively presumed to have occurred for reasons other than a Pre-lease Force Majeure Event.
     (6) After receipt of any Notice of LRC’s Intent to Terminate and before receipt of a Notice of Termination by LRC, BNPPLC may, but will not be obligated to, respond to LRC with certain commitments as follows (such a response being hereinafter called an “Increased Commitment”):
     (a) In the case of a Notice of Intent to Terminate Because of a Force Majeure Event which expresses LRC’s belief that the remaining available Construction Allowance will not be sufficient only because of Pre-lease Force Majeure Excess Costs, BNPPLC may respond with a written commitment to increase the Construction Allowance (an “Increased Funding Commitment”) by an amount at least equal to LRC’s Estimate of Force Majeure Excess Costs as set forth in such Notice of LRC’s Intent to Terminate. Any such Increased Funding Commitment may be in the form of Exhibit G.
     (b) In the case of a Notice of Intent to Terminate Because of a Force Majeure Event which expresses LRC’s belief that the Work will not be substantially complete before the Target Completion Date only because of Pre-lease Force Majeure Delays, BNPPLC may respond with a written commitment to extend the Target Completion Date (an “Increased Time Commitment”) by at least the number of days included in LRC’s Estimate of Force Majeure Delays as set forth in such Notice of LRC’s Intent to Terminate. Any such Increased Time Commitment may be in the form of Exhibit H.
     (c) In the case of a Notice of Intent to Terminate Because of a Force Majeure Event which expresses LRC’s belief that both (i) the remaining available

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Construction Allowance will not be sufficient only because of Pre-lease Force Majeure Excess Costs and (ii) the Work will not be substantially complete before the Target Completion Date only because of Pre-lease Force Majeure Delays, BNPPLC may respond with both an Increased Funding Commitment and an Increased Time Commitment as provided in the preceding subparagraphs (a) and (b).
     (d) In the case of a Notice of Intent to Terminate which is not a Notice of Intent to Terminate Because of a Force Majeure Event (and thus not covered by any of the preceding subparagraphs (a) through (c)), BNPPLC may require LRC to promptly provide a good faith estimate of the minimum Increased Funding Commitment or Increased Time Commitment (or both) reasonably required to eliminate the reasons for LRC’s delivery of the Notice of Intent to Terminate. After receipt of LRC’s good faith estimate, BNPPLC may respond with an Increased Funding Commitment or Increased Time Commitment (or both) consistent with such estimate.
     (7) If BNPPLC does respond to a Notice of LRC’s Intent to Terminate with an Increased Commitment, LRC will be entitled to, and will not unreasonably refuse to, rescind such Notice of LRC’s Intent to Terminate within ten days after receipt of such Increased Commitment. To be effective, any such rescission must be by notice to BNPPLC in the form of Exhibit I. In any event, except as provided in the next subparagraph, the failure of LRC to so rescind any Notice of LRC’s Intent to Terminate within ten days after receipt of the Increased Commitment will, for purposes of determining whether any 97-10/Prepayment may be required pursuant to Paragraph 8, create a conclusive presumption that any Termination of LRC’s Work after the date of such response was made for reasons other than a Pre-lease Force Majeure Event.
     (8) For the avoidance of doubt, BNPPLC acknowledges that LRC’s rescission of any Notice of LRC’s Intent to Terminate (including any Notice of LRC’s Intent to Terminate Because of a Force Majeure Event) after receipt of an Increased Commitment as described in the preceding subsection will not preclude LRC from subsequently exercising its rights under this subparagraph 7(B) in the event LRC subsequently believes in good faith that a Timing or Budget Shortfall exists.
Thus, for example, if LRC rescinds a Notice of LRC’s Intent to Terminate Because of a Force Majeure Event after receiving an Increased Commitment from BNPPLC, but subsequently determines that such Increased Commitment is insufficient (through no fault of LRC or its employees or any other party acting under LRC’s control or with the approval or authorization of LRC) to rectify the Timing or Budget Shortfall which caused LRC to send such notice, then LRC may deliver a second Notice of LRC’s Intent to

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Terminate Because of a Force Majeure Event, and in response thereto BNPPLC may elect to provide yet another Increased Commitment. Moreover, such process may be repeated any number of times, in each case without causing LRC to lose its right to subsequently invoke this subparagraph 7(B) and send yet another Notice of LRC’s Intent to Terminate (including another Notice of LRC’s Intent to Terminate Because of a Force Majeure Event).
     (9) Notwithstanding the foregoing, in the event of a Complete Taking, LRC may deliver a Notice of LRC’s Intent to Terminate Because of a Force Majeure Event that explains the futility of continuing with the Construction Project on the Land regardless of any willingness of BNPPLC to approve or consider Scope Changes or an Increased Commitment, and no offer by BNPPLC of an Increased Commitment after a Complete Taking will preclude a “Termination of LRC’s Work Because of a Pre-lease Force Majeure Event” for the purposes of determining whether LRC must pay a 97-10/Prepayment pursuant to Paragraph 8.
     (C) BNPPLC’s Election to Terminate LRC’s Work. By notice to LRC BNPPLC may elect to terminate LRC’s rights and obligations to continue the Work at any time (i) more than thirty days after BNPPLC has given an FOCB Notice to LRC, or (ii) after BNPPLC’s receipt of a Notice of LRC’s Intent to Terminate and before an election by LRC to rescind the same as described in subparagraph 7(B)(7).
     (D) Surviving Rights and Obligations. Following any Termination of LRC’s Work as provided in subparagraph 7(B) or in 7(C), LRC will have no obligation to continue or complete any Work; however, no such Termination of LRC’s Work will reduce or excuse the following rights and obligations of the parties, it being intended that all such rights and obligations will survive and continue after any Termination of LRC’s Work:
     (1) LRC’s obligations described in the next subparagraph 7(E);
     (2) any obligations of LRC under the other Operative Documents by reason of any misrepresentation or other act or omission of LRC that occurred prior to the Termination of LRC’s Work or during any subsequent period in which LRC does not relinquish possession or control of the Construction Project; and
     (3) LRC’s obligations to indemnify BNPPLC as set forth in subparagraph 9(A) (which are to some extent, as more particularly provided therein, limited to Losses resulting or arising from events or circumstances that existed or occurred or are alleged to have existed or occurred prior to the Termination of LRC’s Work or during any subsequent period in which LRC does not relinquish possession or control of the Construction Project, whether such Losses are asserted, suffered or paid before or after the Termination of LRC’s Work).

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     (E) Cooperation After a Termination of LRC’s Work. After any Termination of LRC’s Work as provided in subparagraph 7(B) or subparagraph 7(C), LRC must comply with the following terms and conditions, all of which will survive notwithstanding any such termination:
     (1) LRC must promptly deliver copies to BNPPLC of all Third Party Contracts and purchase orders made by LRC in the performance of or in connection with the Work, together with all plans, drawings, specifications, bonds and other materials relating to the Work in LRC’s possession, including all papers and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under this Agreement. All such deliveries must be made free and clear of any liens, security interests, or encumbrances, except such as may be created by the Operative Documents.
     (2) Promptly after any request from BNPPLC made with respect to any Third Party Contract, LRC must deliver a letter confirming: (i) whether LRC has performed any act or executed any other instrument which invalidates or modifies such contract in whole or in part (and, if so, the nature thereof); (ii) the extent to which such contract is valid and subsisting and in full force and effect; (iii) that, to LRC’s knowledge, there are no defaults or events of default then existing under such contract and, to LRC’s knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default (or, if there is a default or potential default, the nature of such default in detail); (iv) whether the services and construction contemplated by such contract are proceeding in a satisfactory manner in all material respects (and if not, a detailed description of all significant problems with the progress of the services or construction); (v) in reasonable detail the then critical dates projected by LRC for work and deliveries required by such contract; (vi) the total amount received by the other party to such contract for work or services provided by the other party through the date of the letter; (vii) LRC’s good faith estimate of the total cost of completing the services and work contemplated under such contract as of the date of the letter, together with any current draw or payment schedule for the contract; and (viii) any other information BNPPLC may reasonably request to allow it to decide what steps it should take concerning the contract within BNPPLC’s rights under this Agreement and the other Operative Documents.
     (3) As and to the extent requested by BNPPLC, LRC will make every reasonable effort (but without any obligation to incur any expense or liability to do so, unless BNPPLC agrees to reimburse the same with reasonable promptness) to secure any required consents or approvals for an assignment of any then existing Third Party Contract to BNPPLC or its designee, upon terms satisfactory to BNPPLC. To the extent assignable, any then existing Third Party Contract will be assigned by LRC to BNPPLC

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upon request, without charge by LRC.
     (4) If LRC has canceled any Third Party Contract before and in anticipation of a Termination of LRC’s Work, then as and to the extent requested by BNPPLC, LRC must make every reasonable effort (but without any obligation to incur any expense or liability to do so, unless BNPPLC agrees to reimburse the same with reasonable promptness) to secure a reinstatement of such Third Party Contract in favor of BNPPLC and upon terms satisfactory to BNPPLC.
     (5) For a period not to exceed thirty days after the Termination of LRC’s Work, LRC must take such steps as are reasonably necessary to preserve and protect Work completed and in progress and to protect materials, equipment, and supplies at the Property or in transit. Without regard to the conditions applicable to other payments required of BNPPLC by this Agreement, BNPPLC must with reasonable promptness reimburse any reasonable out-of-pocket expenses incurred by LRC to comply with this subparagraph (5); however, BNPPLC may at any time or from time to time by notice to LRC limit or terminate such reimbursements as to expenses incurred after LRC’s receipt of such notice, and thereafter LRC will be excused from any obligation to incur expenses that BNPPLC may decline to reimburse.
8 LRC’s Obligation for a 97-10/Prepayment. After any 97-10/Meltdown Event LRC must make a 97-10/Prepayment to BNPPLC within three Business Days after receipt from BNPPLC of a demand for such a payment. LRC acknowledges that it is undertaking the obligation to make a 97-10/Prepayment as provided in this Paragraph in consideration of the rights afforded to it by this Agreement, but that such obligation is not contingent upon any exercise by LRC of such rights or upon its rights under any other Operative Documents. If a 97-10/Meltdown Event does occur, LRC’s obligation to make a 97-10/Prepayment as provided in this Paragraph will survive any Termination of LRC’s Work.
Notwithstanding the foregoing provisions of this Paragraph 8, if (as provided in subparagraph 7(B)) LRC effectively makes the election for a Termination of LRC’s Work because of a Pre-lease Force Majeure Event that resulted in Pre-lease Force Majeure Excess Costs or Pre-lease Force Majeure Delays, then LRC will be excused from the obligation to make a 97-10/Prepayment, regardless of whether LRC delivered only one or more than one Notice of Intent to Terminate Because of a Force Majeure Event as described in the example set forth in subparagraph 7(B)(8).
9 Indemnity for Covered Construction Period Losses.
     (A) Covenant to Indemnify Against Covered Construction Period Losses. Subject to the qualifications in subparagraph 9(B), as directed by BNPPLC, LRC must indemnify and

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defend BNPPLC from and against all of the following Losses (“Covered Construction Period Losses”):
     (1) Losses suffered or incurred by BNPPLC, directly or indirectly, relating to or arising out of, based on or as a result of any of the following which occurs or is alleged to have occurred prior to any Termination of LRC’s Work: (i) any Hazardous Substance Activity; (ii) any violation of any applicable Environmental Laws relating to the Land or the Property or to the ownership, use, occupancy or operation thereof; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against BNPPLC which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this provision or any allegation of any such matters;
     (2) Losses incurred or suffered by BNPPLC that BNPPLC would not have incurred or suffered but for any act or any omission of LRC or of any LRC’s contractors or subcontractors during the period prior to any Termination of LRC’s Work or during any subsequent period in which LRC does not relinquish possession or control of the Construction Project (including any failure by LRC to obtain or maintain insurance as required by this Agreement during such periods; but excluding, however, as described below, certain Losses consisting of claims related to any failure of LRC to complete the Construction Project);
     (3) Losses incurred or suffered by BNPPLC that would not have been incurred but for any fraud, misapplication of funds (including Construction Advances), illegal acts, or willful misconduct on the part of LRC or its employees or of any other party acting under LRC’s control or with the approval or authorization of LRC; and
     (4) Losses incurred or suffered by BNPPLC that would not have been incurred but for any bankruptcy proceeding involving LRC as the debtor.
LRC’s obligations under this indemnity will apply whether or not BNPPLC is also indemnified as to the applicable Covered Construction Period Loss by any third party (including another Interested Party) and whether or not the Covered Construction Period Loss arises or accrues prior to the Effective Date. Further, in the event, for income tax purposes, BNPPLC must include in its taxable income any payment or reimbursement from LRC which is required by this indemnity (in this provision, the “Original Indemnity Payment”), and yet BNPPLC is not entitled during the same taxable year to a corresponding and equal deduction from its taxable income for the Covered Construction Period Loss paid or reimbursed by such Original Indemnity

Construction Agreement (Livermore/Parcel 6) — Page 40

Payment (in this provision, the “Corresponding Loss”), then LRC must also pay to BNPPLC on demand the additional amount (in this provision, the “Additional Indemnity Payment”) needed to gross up the Original Indemnity Payment for any and all resulting additional income taxes. That is, LRC must pay an Additional Indemnity Payment as is needed so that the Corresponding Loss (computed net of the reduction, if any, of BNPPLC’s income taxes because of credits or deductions that are attributable to the BNPPLC’s payment or deemed payment of the Corresponding Loss and that are recognized for tax purposes in the same taxable year during which BNPPLC must recognize the Original Indemnity Payment as income) will not exceed the difference computed by subtracting (i) all income taxes (determined for this purpose based on the highest marginal income tax rates charged to corporations by federal, state and local tax authorities, as applicable, for the relevant period or periods) imposed because of the receipt or constructive receipt of the Original Indemnity Payment and the Additional Indemnity Payment, from (ii) the sum of the Original Indemnity Payment and the Additional Indemnity Payment. (With regard to any payment or reimbursement of an Original Indemnity Payment, “After Tax Basis” means that such payment or reimbursement is or will be made together with the additional amount needed to gross up such Original Indemnity Payment as described in this provision.)
     (B) Certain Losses Included or Excluded.
     (1) Environmental. As used in clause (1) of the preceding subparagraph 9(A), “Losses” will not include costs properly incurred in connection with the Work to prevent the occurrence of a violation of Environmental Laws which did not previously exist. (For example, they will not include the increase in costs resulting from LRC’s installation of fire proofing materials other than asbestos because of Environmental Laws that prohibit the use of asbestos.) However, any costs to correct or answer for any violation of Environmental Laws that occurred on or prior to the Effective Date or that LRC causes or permits to occur after the Effective Date in connection with the Work or the Property will be included in such Losses. (Thus, for instance, if LRC releases Hazardous Materials from the Property in a manner that contaminates ground water in violation of Environmental Laws, the costs of correcting the contamination and any applicable fines or penalties will be included in Losses for which LRC must indemnify and defend BNPPLC pursuant to subparagraph 9(A).)
     (2) Failure to Maintain a Safe Work Site. If a third party asserts a claim for damages against BNPPLC because of injuries the third party sustained while on the Land as a result of LRC’s breach of its obligations under this Agreement to keep the Land and the Improvements thereon in a reasonably safe condition as Work progresses under LRC’s direction and control, then any such claim and other Losses resulting from such claim will constitute Covered Construction Period Losses under clause (2) of subparagraph 9(A).

Construction Agreement (Livermore/Parcel 6) — Page 41

     (3) Failure to Complete Construction. Additional costs of construction may result from LRC’s failure to complete the Construction Project if a Termination of LRC’s Work occurs pursuant to subparagraphs 7(B) and 7(C). Nevertheless, it is understood that a failure of LRC to complete the Construction Project following any such Termination of LRC’s Work will not necessarily constitute a breach of this Agreement, and clause (2) of subparagraph 9(A) will not include any such additional costs of performing the Work or the cost to BNPPLC of completing the Construction Project after the Termination of LRC’s Work.
     (4) Fraud. As used in clause (3) of subparagraph 9(A), “fraud” or “willful misconduct” will include (i) any deliberate decision by LRC to make a Scope Change without BNPPLC’s prior written approval, (ii) any fraud or intentional misrepresentation by LRC, or its vendors, contractors or subcontractors regarding LRC’s ongoing compliance with the requirements of this Agreement, and (iii) the performance by LRC or its vendors, contractors or subcontractors of Defective Work, with LRC’s knowledge that it constitutes Defective Work, prior to any Termination of LRC’s Work as provided in subparagraphs 7(B) and 7(C).
     (5) Excluded Taxes and Other Exclusions. Nothing in this Paragraph 9 or other provisions of this Agreement will be construed to require LRC to reimburse or pay (a) Excluded Taxes, (b) Losses incurred or suffered by BNPPLC that are proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of BNPPLC, or (c) any Losses incurred or suffered by any of the Participants in connection with the negotiation or execution of the Participation Agreement (or supplements making them parties thereto) or in connection with any due diligence Participants may undertake before entering into the Participation Agreement.
     (6) Action or Omission of Tenant Under Existing Space Lease. Nothing in this Paragraph 9 or other provisions of this Agreement will be construed to require LRC to reimburse or pay costs incurred because of an action or omission of a tenant (or of any employees or of any other party acting under a tenant’s control or with the approval or authorization of a tenant) under an Existing Space Lease; except when such action or omission was requested or authorized by LRC itself or for some other reason such costs would not have been incurred but for an action or omission of LRC itself.
     (C) Express Negligence Protection. Neither BNPPLC nor any other Interested Party will lose the benefit of, or suffer any impairment of its rights under, any release of liability provided in other provisions of this Agreement by reason of its own negligence or strict liability, or by reason of any allegation that it was negligent or strictly liable, in regard to the subject matter of such release.

Construction Agreement (Livermore/Parcel 6) — Page 42

Similarly, BNPPLC will not lose the benefit of, or suffer any impairment of its rights under, the indemnity provided in the preceding subparagraph 9(A) by reason of its own negligence or strict liability, or any allegation that it was negligent or strictly liable, in regard to the subject matter of such indemnity. However, this provision will not create any new or distinct right of indemnity in favor of BNPPLC, separate and apart from its rights under subparagraph 9(A); and this provision will not expand BNPPLC’s right to be indemnified against claims or Losses other than those listed in subparagraph 9(A). Thus, the purpose of this provision is only to preserve BNPPLC’s indemnity rights under subparagraph 9(A) against certain common law defenses in order that the indemnity in subparagraph 9(A) could apply in circumstances where BNPPLC is allegedly or actually deemed negligent or strictly liable. Such common law defenses have sometimes been characterized as “fair notice” requirements or the “clear and unequivocal test” or the “express negligence test.” 1

Thus, for example, if a person is injured on the Land prior to the Completion Date because of negligent acts of LRC or LRC’s contractors or subcontractors, under subparagraph 9(A)(2) BNPPLC will be entitled to indemnification against claims asserted by such person even if BNPPLC is alleged or held to be negligent by omission, as the owner of the Property, for failing to prevent or rectify such negligent acts of LRC or its contractors or subcontractors. On the other hand, if a person is injured on the Land prior to the Completion Date through no fault whatsoever on the part of LRC or its contractors or subcontractors, the foregoing provisions of this subparagraph 9(C) will not be construed to obligate LRC to indemnify BNPPLC against claims by such person that BNPPLC was negligent for failing to prevent such injury. As illustrated by the preceding examples, this subparagraph 9(C) is intended to preserve BNPPLC’s

[1]	See, for example, Fisk Electric Co. v. Constructors & Associates, 888 S.W. 2d 813 (Tex. 1994), in which the Texas Supreme Court held that an indemnity agreement could not be enforced to require the indemnitor (a subconractor) to pay the defense costs of the indemnitee (a contractor) unless the agreement included a provision like this subparagraph 9(C), as necessary to satisfy the “express negligence test,” despite the fact that the indemnitee had established in the underlying lawsuit that it was not negligent as had been alleged. See also, Rossmoor Sanitation, Inc. v. Pylon, Inc., 13 Cal. 3d 622 (1975), in which the California Supreme Court held that a contract may expressly provide for indemnification against an indemnitee’s own negligence, but that such an agreement “must be clear and explicit and is strictly construed against the indemnitee.”

Construction Agreement (Livermore/Parcel 6) — Page 43

right to indemnity against claims that fall within the scope of subparagraph 9(A) despite negligence or strict liability of BNPPLC or an allegation thereof; however, nothing in this subparagraph 9(C) will expand the scope of the indemnity provided in the preceding subparagraph 9(A).
It is also understood that releases provided for the benefit of BNPPLC or any other Interested Party in this Agreement, and the indemnity provided in the preceding subparagraph 9(A) for the benefit of BNPPLC, will not be limited by reason of the fact that insurance obtained by LRC or required of LRC by this Agreement is not adequate to cover Losses against or for which the releases and the indemnity are provided. Moreover, LRC’s liability for any failure to obtain insurance required by this Agreement will not be limited to Losses against which indemnity is provided, it being understood that the parties have agreed upon insurance requirements for reasons that extend beyond providing a source of payment for Losses against which BNPPLC may be indemnified by LRC.
     (D) Survival of Indemnity. LRC’s obligations under this Paragraph 9 will survive the termination or expiration of this Agreement and any Termination of LRC’s Work with respect to Losses suffered by BNPPLC resulting or arising from events or circumstances which existed or occurred or are alleged to have existed or occurred prior to the Termination of LRC’s Work or during any subsequent period in which LRC does not relinquish possession or control of the Construction Project, whether such Losses are asserted, suffered or paid before or after the Termination of LRC’s Work.
     (E) Due Date for Indemnity Payments. Any amount to be paid by LRC under this Paragraph 9 will be due ten days after a notice requesting such payment is received by LRC. Any such amount not paid by LRC when first due will bear interest at the Default Rate in effect from time to time from the date it first became due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws.
     (F) Order of Application of Payments. BNPPLC will be entitled to apply any payments by or on behalf of LRC against LRC’s obligations under this Paragraph 9 or against other amounts owing by LRC and then past due under any of the other Operative Documents in the order the same became due or in such other order as BNPPLC may elect.
     (G) Defense of BNPPLC.
     (1) Assumption of Defense. By notice to LRC BNPPLC may direct LRC to assume on behalf of BNPPLC and to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation included in or concerning any Covered Construction Period Loss. LRC must promptly comply with

Construction Agreement (Livermore/Parcel 6) — Page 44

any such direction using counsel selected by LRC and reasonably satisfactory to BNPPLC to represent BNPPLC. In the event LRC fails to promptly comply with any such direction from BNPPLC, BNPPLC may contest or settle the claim, proceeding or investigation using counsel of its own selection at LRC’s expense.
     (2) Indemnity Not Contingent. Also, although subparagraph 9(I) will apply to tort claims asserted against BNPPLC related to the Property, the right of BNPPLC to be indemnified pursuant to subparagraph 9(A) for payments that are made to satisfy governmental requirements and that qualify as Covered Construction Period Losses (“Government Mandated Payments”) (e.g., fines payable because of any release of Hazardous Materials from the Property) will not be conditioned in any way upon LRC having consented to or approved of, or having been provided with an opportunity to defend against or contest, such Government Mandated Payments.
     (H) Notice of Claims. If BNPPLC receives a written notice of a claim for taxes or a claim alleging a tort or other unlawful conduct that BNPPLC believes is covered by the indemnity in subparagraph 9(A), then BNPPLC will be expected to promptly furnish a copy of such notice to LRC. The failure to so provide a copy of the notice will not excuse LRC from its obligations under subparagraph 9(A); except that if such failure continues for more than fifteen days after the notice is received by BNPPLC and LRC is unaware of the matters described in the notice, with the result that LRC is unable to assert defenses or to take other actions which could minimize its obligations, then LRC will be excused from its obligation to indemnify BNPPLC against the Covered Construction Period Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide LRC with a copy of a notice of an overdue tax obligation covered by the indemnity set out in subparagraph 9(A) and LRC is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if LRC had been promptly provided with a copy of the notice, then LRC will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.
     (I) Settlements Without the Prior Consent of LRC.
     (1) Election to Pay Reasonable Settlement Costs in Lieu of Actual. Except as otherwise provided in subparagraph 9(I)(2), if BNPPLC settles any tort claim for which it is entitled to be indemnified by LRC without LRC’s consent, then LRC may, by notice given to BNPPLC no later than ten days after LRC is notified of the settlement, elect to pay Reasonable Settlement Costs to BNPPLC in lieu of a payment or reimbursement of actual settlement costs. (With respect to any tort claim asserted against BNPPLC, “Reasonable Settlement Costs” means the maximum amount that a prudent Person in the position of BNPPLC, but able to pay any amount, might reasonably agree to pay to

Construction Agreement (Livermore/Parcel 6) — Page 45

settle the tort claim, taking into account the nature and amount of the claim, the relevant facts and circumstances known to BNPPLC at the time of settlement and the additional Attorneys Fees’ and other costs of defending the claim which could be anticipated but for the settlement.) After making an election to pay Reasonable Settlement Costs with regard to a particular tort claim, LRC will have no right to rescind or revoke the election, despite any subsequent determination that Reasonable Settlement Costs exceed actual settlement costs.
     (2) Conditions to Election. Notwithstanding the foregoing, LRC will have no right to elect to pay Reasonable Settlement Costs in lieu of actual settlement costs if BNPPLC settles claims without LRC’s consent at any time when an Event of Default has occurred and is continuing or after a failure by LRC to conduct with due diligence and in good faith the defense of and the response to any claim, proceeding or investigation as provided in subparagraph 9(G)(1).
     (3) Indemnity Survives Settlement. Except as provided in this subparagraph 9(I), no settlement by BNPPLC of any claim made against it will excuse LRC from any obligation to indemnify BNPPLC against the settlement costs or other Covered Construction Period Losses suffered by reason of, in connection with, arising out of, or in any way related to such claim.
[The signature pages follow.]

Construction Agreement (Livermore/Parcel 6) — Page 46

     IN WITNESS WHEREOF, this Construction Agreement (Livermore/Parcel 6) is executed to be effective as of December 18, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Barry Mendelsohn
Barry Mendelsohn, Director

Construction Agreement (Livermore/Parcel 6) — Signature Page

[Continuation of signature pages for Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007]

LAM RESEARCH CORPORATION, a Delaware corporation
By:	/s/ Roch LeBlanc
Roch LeBlanc, Treasurer

Construction Agreement (Livermore/Parcel 6) — Signature Page

Exhibit A
Legal Description
PARCEL 6, AS SAID PARCEL IS SHOWN ON THE PARCEL MAP 7341 FILED IN BOOK 268 OF PARCEL MAPS AT PAGE 85, ALAMEDA COUNTY RECORDS.
A.P.N. 903-0010-017

Exhibit B
Description of the Construction Project and Construction Budget
     Subject to future Scope Changes, the Construction Project will be substantially consistent with the site plans and elevations attached to this Exhibit and also with the following general description, to the extent that the following description anticipates construction or renovation of Improvements on the Land. The following description includes not only work that will be undertaken on the Land pursuant to this Agreement, but also work on an adjacent parcel (which BNPPLC is acquiring and leasing separately to LRC) pursuant to a Construction Agreement (Livermore/ Parcel 7) dated of even date between BNPPLC and LRC (the “Other Construction Agreement”). References below to “Building 1” are to the building on Parcel 6, which is to be constructed or renovated as part of the Construction Project contemplated by this Agreement; whereas references below to “Building 2” are to the building on the adjacent tract to be constructed or renovated as part of the project contemplated by the Other Construction Agreement.
Renovation of #1 and #101 Portola Avenue, Buildings 1 & 2, Livermore, CA:
Subject to further Design Development, the following is a narrative and plan (as of 11.12.07) description of the construction changes planned for the two existing parcels and structures at #1 and #101 Portola Avenue in Livermore, CA, (currently occupied by KLA Tencor, Buildings L1 and L2), necessary to meet the manufacturing, lab and office support needs of Lam Research.
Existing Structures:
The existing buildings are each two-story, 120,000 square foot, braced steel frame structures classified as Type II N structures in the CBC with mixed occupancies of B, F1 and A3. The existing tenant improvements on the ground floor of both buildings are Class C-100 & C-10,000 clean rooms and labs for electronics manufacturing/assembly and testing, and some training rooms. The second floor of both buildings is offices and administrative in nature. The first floor of Bldg 2 also has a cafeteria.
Proposed New Exterior Construction:
The proposed exterior construction scope of this renovation includes minor modifications to the equipment yard including the addition of three tanks for DI Water, LN2 and Heavy Metals Storage, the addition of a make up air handler, scrubber, acid waste neutralization and Nitrogen generation systems and construction of a chemical storage containment enclosure with a screened scrubber and vent stack. This work is primarily in support of Building 2, located on the Building 2 equipment pad, and within the Building 2 budget.

The existing building mass and street facing elevations will not be altered except for the addition and subtraction of various man doors around the ground floor perimeter. This work is split evenly between the buildings. All new doors will match existing storefront doors and all removed doors will be replaced with new glazing and sill construction to match existing.
Proposed New Interior Construction:
The existing clean rooms and labs on the ground floors of both buildings will be extensively demolished and reconfigured to accommodate LAM’s manufacturing and lab modifications, to include the complete reconfiguring of plenum chase locations, raising the ceiling heights from 9’ to ~11’ and excavating trenches and pits within the clean rooms for chases and utility runs. The majority of the C-100 clean rooms will be reclassified as C-10,000. A small Server Room will be constructed in an existing lab area in Building 2.
The office areas, building lobbies, employee cafeteria, and various labs will remain essentially untouched.
Building Occupancy Revisions:
Lam’s lab processes involve the onsite storage of quantities of a variety of hazardous chemicals and agents. The renovation anticipates building a separate H2 occupancy containment enclosure completely separated from the existing Type II N buildings within two of the existing loading dock bays of Bldg 2 to accommodate the onsite storage of these chemicals. Lam’s SOPs will allow for amounts of these hazardous chemicals to be removed from the containment enclosure and used within the manufacturing areas of the building in small enough quantities to maintain the F1 occupancy for the manufacturing areas. All other existing occupancies within the building will be maintained in the proposed renovation.
     All of the buildings will be suitable for uses contemplated in the Lease and of a quality, when complete to be considered first class facilities for such uses. When construction is complete, the Property will include parking areas, driveways and other facilities on the Land of suitable quality for the finished buildings on the Land.
     The outline description that follows is provided to explain how costs will be allocated between those to be funded under this Agreement and those to be funded under the Other Construction Agreement. Again, references below to “Building 1” are to the building on Parcel 6, which is to be constructed or renovated as part of the Construction Project contemplated by this Agreement; whereas references below to “Building 2” are to the building on the adjacent tract to be constructed or renovated as part of the project contemplated by the

Exhibit B to Construction Agreement (Livermore/Parcel 6) — Page 2

Other Construction Agreement.
Livermore Cost Allocation Methodology
     Assumptions:
•	Building 2 design is more complicated than Building 1; soft cost design work will be greater for Building 2 than Building 1

•	Building 1 construction is expected to start in March 2008. Building 2 construction is expected to start in April or May 2008 (depending on when KLA moves out of the building)

•	Hard costs incurred that support both buildings will be allocated to the Building/Parcel where they will be physically located

•	Allocation of costs between buildings only occurs during the “accounting construction period” for each building, and will include any costs incurred prior to lease inception for which Lam will be reimbursed on the closing date (design fees, permits, due diligence costs, etc.).

•	Utilities (for items not metered separately), and Operations & Maintenance costs incurred by Lam and not the lessee during the lease period, and not charged as part of Operating Expenses under the lease, will be allocated on a 50% : 50% basis.
Utility and Operations & Maintenance costs incurred by the lessee during the lease period, or charged by Lam to the lessee as Operating Expense during the lease period, are excluded from the allocation process. Expenses will be recorded as incurred / accrued.
     Soft Cost Allocation:
Costs that do not involve design but involve both buildings will be allocated on a 50% : 50% basis. Example costs for this area:
•	Environmental Assessments

•	ALTA surveys

•	Conditional Use Permits (City of Livermore)
Costs that involve design or are dependant upon the volume of work planned to be done will be allocated based upon the proportion of Construction Costs budgeted to be incurred between Building 1 and Building 2.
•	The Utility Yard costs, currently “building neutral” will be split into the

Exhibit B to Construction Agreement (Livermore/Parcel 6) — Page 3

planned Construction Costs for Building 1 and 2 based upon the physical location of equipment and work.
Example costs for this area:
•	Project Management

•	Architectural

•	Mechanical, Electrical, Piping

•	HAZMAT
Costs that are directly attributable to only one building will be allocated as such. Example costs for this area:
•	Building permits

•	Operating permits

•	Occupancy permits
     Hard Cost Allocation:
Hard costs will be allocated based upon the physical location of the work/asset, specifically, Building 1 and Building 2. The Utility Yard costs, currently “building neutral” will be split into the planned Construction Costs for Building 1 and 2 based upon the physical location of equipment and work.
•	The General Contractor (GC) Periodic invoices will have costs for the period broken out by Building 1 or Building 2 when submitted to Lam
•	Costs outside of the control of the GC will have the allocation done by Lam and/or Outside Services upon receipt of invoice
     Utility Allocation:
Utilities, specifically Natural Gas, Water, and Electrical are metered separately for each building and will be allocated directly to each building during the construction period for each building.
•	For Building 1, these will be allocated directly to Building 1

•	For Building 2:
•	During the period while the KLA lease is in effect, there will be no allocation since KLA will still be in the building (see assumptions)

•	During construction following KLA’s exit, they will be allocated 50/50 for non-metered items; directly to each building depending on the meter.
     Operations & Maintenance Costs:

Exhibit B to Construction Agreement (Livermore/Parcel 6) — Page 4

Operations and Maintenance costs for Livermore will be billed separately or identified on the invoice as relating to Livermore, and allocated to each building as such. Costs for common area maintenance will be allocated on a 50% : 50% basis as appropriate.
Termination Fees:
If there are any termination fees applicable to an agreement with a contractor, the fees will be allocated to appropriate building if they are specifically attributable to a building. If termination fees exist with a contractor that are NOT specifically identifiable to a building, the termination fees will be allocated based on a ratio of costs incurred to date with the particular contractor between the 2 buildings.
     The budget for the Construction Project is as shown on the attached pages. (The column in the budget designated as “Lease Cap B1” is the budget for the construction to take place on the Land and to be included in the funding contemplated by this Agreement.). Also shown on the attached pages are site plans and elevations that depict or help explain both the construction contemplated by this Agreement and the construction contemplated by the Other Construction Agreement.

Exhibit B to Construction Agreement (Livermore/Parcel 6) — Page 5

Exhibit C
Construction Advance Request Form
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”), between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”)
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement. This letter constitutes a Construction Advance Request, requesting a Construction Advance of:
$                                        ,
on the Advance Date that will occur on:
, 20      .
     To induce BNPPLC to make such Construction Advance, LRC represents and warrants as follows:
I. Calculation of limit imposed by Subparagraph 4(C)(2)(b) of the Construction Agreement:

(1) LRC has paid or incurred bona fide Reimbursable Construction Period Costs other than for Work (e.g., property taxes) of no less than	$______________

(2) LRC has paid or incurred bona fide Reimbursable Construction Period Costs for Prior Work of no less than	$______________

(3) LRC has received prior Construction Advances of	$______________

LIMIT (1 + 2 — 3)	$______________
II. Projected Cost Overruns:
LRC [check one: ___ does / ___ does not ] believe that Projected Construction Overruns are more likely than not. [If LRC does believe that Projected Cost Overruns are more likely than not, and if LRC believes that the amount of such Projected Construction Overruns can be reasonably estimated, LRC estimates the same at $____________.]
III. Construction Advances Covering Pre-lease Force Majeure Losses:
Neither the Construction Advance requested by this letter nor prior Construction Advances (if any) have been used or will be used to cover any costs of repairs that constitute Pre-lease Force Majeure Losses, except as follows: (if there are no exceptions, insert “No Exceptions”)

IV. Absence of Certain Work/Suspension Events:
     A. The Construction Project is progressing without significant interruption in a good and workmanlike manner and substantially in accordance with Applicable Laws, with Permitted Encumbrances and with the requirements of the Construction Agreement, except as follows: (if there are no exceptions, insert “No Exceptions”)

     B. If LRC has received notice of any Defective Work, LRC has promptly corrected or is diligently pursuing the correction of such Defective Work, except as follows: (if there are no exceptions, insert “No Exceptions”)

LAM RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit C to Construction Agreement (Livermore/Parcel 6) — Page 3

Exhibit D
Pre-lease Force Majeure Event Notice
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”), between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement referenced above or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     IMPORTANT: It is imperative that BNPPLC promptly review with legal counsel the ramifications of this notice under the Construction Agreement and other Operative Documents.
     This letter constitutes a Pre-lease Force Majeure Event Notice, given as provided in subparagraph 6(B) of the Construction Agreement to preserve the right of LRC to assert the occurrence of a Pre-lease Force Majeure Event.
     LRC certifies to BNPPLC that the following Pre-lease Force Majeure Event occurred or commenced on ____________, 20___:
[INSERT DESCRIPTION OF EVENT HERE]
     LRC’s preliminary good faith estimate of the Pre-lease Force Majeure Delays, of the Pre-lease Force Majeure Losses and of the Pre-lease Force Majeure Excess Costs likely to result from such event are ____________ days, $____________ and $____________, respectively. Such amounts, however, are only estimates.
     LRC acknowledges that after LRC gives this notice, BNPPLC may at any time deliver an FOCB Notice to LRC as described in the Construction Agreement.

LAM RESEARCH CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit D to Construction Agreement (Livermore/Parcel 6) — Page 2

Exhibit E
Notice of Termination of LRC’s Work
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”), between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement referenced above or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     IMPORTANT: It is imperative that BNPPLC promptly review with legal counsel the ramifications of this notice under the Construction Agreement and other Operative Documents.
     LRC has determined that the Construction Allowance to be provided to it under the Construction Agreement will not be sufficient to cover all Reimbursable Construction Period Costs yet to be paid or reimbursed from Construction Advances for the reason or reasons set forth in the Notice of LRC’s Intent to Terminate dated __________, 200___, previously delivered to you as provided in subparagraph 7(B) of the Construction Agreement. That Notice of LRC’s Intent to Terminate has not been rescinded by LRC.
     LRC hereby irrevocably and unconditionally elects to terminate its rights and obligations to continue the Work under Construction Agreement effective as of the date of this letter (which, as required by subparagraph 7(B) of the Construction Agreement, is a date not less than forty-five days after the date the aforementioned Notice of LRC’s Intent to Terminate). This notice constitutes a “Notice of Termination by LRC” as described in subparagraph 7(B) of the Construction Agreement.
     LRC also acknowledges that a 97-10/Meltdown Event has occurred under and as defined in the Construction Agreement, and that BNPPLC is thus entitled to demand and receive a 97-10/Prepayment under and as provided in Paragraph 8 of the Construction Agreement, unless the last sentence of Paragraph 8 excuses LRC from paying the same.

LAM RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit E to Construction Agreement (Livermore/Parcel 6) — Page 2

Exhibit F
Notice of LRC’s Intent to Terminate
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”)between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement referenced above or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     IMPORTANT: It is imperative that BNPPLC promptly review with legal counsel the ramifications of this notice under the Construction Agreement and other Operative Documents.

[DRAFTING NOTE: Unless this letter contains the alternative provisions set forth below as being required after a Complete Taking in any “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event,” this letter must contain the following paragraph and inserts following such paragraph as indicated:
     LRC has determined that the Construction Allowance to be provided to it under the Construction Agreement will not be sufficient to cover all Reimbursable Construction Period Costs yet to be paid or reimbursed from Construction Advances, because:
[INSERT ANY ONE OR MORE OF THE FOLLOWING REASONS THAT APPLY: (1) THE COST OF THE WORK EXCEEDS BUDGETED EXPECTATIONS (RESULTING IN PROJECTED COST OVERRUNS), (2) A PRE-LEASE FORCE MAJEURE EVENT HAS OCCURRED, OR (3) LRC CAN NO LONGER SATISFY CONDITIONS TO BNPPLC’S OBLIGATION TO PROVIDE CONSTRUCTION ADVANCES IN THE CONSTRUCTION AGREEMENT.]

     The purpose of this letter is to give notice to BNPPLC of LRC’s intent to terminate LRC’s rights and obligations to perform Work under the Construction Agreement. This letter constitutes a “Notice of LRC’s Intent to Terminate” given pursuant to subparagraph 7(B) of the Construction Agreement. As provided in that subparagraph, as a condition to any effective Termination of LRC’s Work, LRC must deliver a subsequent notice of termination to BNPPLC no less than forty-five days after the date BNPPLC receives this letter.

[DRAFTING NOTE: Unless this letter contains the alternative provisions set forth below as being required for any “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event,” this letter must contain the following paragraph:
     The period running from the date of BNPPLC’s receipt of this letter to the effective date of any actual Termination of LRC’s Work by LRC or BNPPLC will constitute a Work/Suspension Period under the Construction Agreement. During such period BNPPLC’s funding obligations will be limited and LRC may suspend the Work to the extent so provided in the Construction Agreement. Moreover, LRC acknowledges that the delivery of this Notice of Intent to Terminate is a 97-10/Meltdown Event. Therefore, after receipt of this notice BNPPLC will have the rights to demand and receive a 97-10/Prepayment from LRC as provided in Paragraph 9 of the Construction Agreement.]
[DRAFTING NOTE: This letter will qualify as a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” only if LRC includes one of the following alternative sets of provisions, as applicable.]
[ALTERNATIVE #1 (Applies only if there has been a Complete Taking):
     This letter constitutes a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” as defined in the Construction Agreement. A Complete Taking has occurred. Thus, regardless of any Scope Changes BNPPLC may be willing to approve or consider, and regardless of any Increased Commitment BNPPLC may be willing to provide, it would be futile to continue the Construction Project on the Land.
     LRC acknowledges and agrees that BNPPLC is entitled to all proceeds of the taking of the Property and all such proceeds must be paid to BNPPLC. LRC has no right and will not assert any right to share in such proceeds. LRC agrees to cooperate with BNPPLC as BNPPLC may from time to time request in order to maximize BNPPLC’s recovery of such proceeds.]

[ALTERNATIVE #2 (applies in the event of a Pre-lease Force Majeure Event other than a Complete Taking): Include the next (single sentence) paragraph, together with one or both (as applicable) of the two paragraphs following the next (single sentence) paragraph, and together with the remaining paragraphs after those two paragraphs, all with blanks filled in appropriately:
     This letter constitutes a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” as defined in the Construction Agreement.
     LRC now believes that the remaining available Construction Allowance will not be sufficient to cover all Reimbursable Construction Period Costs yet to be paid or reimbursed from Construction Advances only because of Pre-lease Force Majeure Excess Costs incurred or anticipated as a result of one or more Pre-lease Force Majeure Events. BNPPLC has previously been notified of such Pre-lease Force Majeure Event(s) by notice(s) dated ________, which LRC delivered to BNPPLC in accordance with subparagraph 6(B) of the Construction Agreement. LRC’s current good faith estimate of the Pre-lease Force Majeure Excess Costs that are most likely to be incurred because of such Pre-lease Force Majeure Event(s) is $___________.
     LRC now believes that the Work will not be substantially complete before the Target Completion Date only because of Pre-lease Force Majeure Delays resulting from one or more Pre-lease Force Majeure Events. BNPPLC has previously been notified of such Pre-lease Force Majeure Event(s) by notice(s) dated _______, which LRC delivered to BNPPLC in accordance with subparagraph 6(B) of the Construction Agreement. LRC’s current good faith estimate of the Pre-lease Force Majeure Delays that are most likely to occur because of such Pre-lease Force Majeure Event(s) is ___________ days.
     Also be advised that, as provided in subparagraph 7(B) of the Construction Agreement, BNPPLC is entitled to (but not obligated to) respond to this notice with an Increased Commitment. Responding with an Increased Commitment will result in a conclusive presumption (for purposes of calculating any 97-10/Prepayment required of LRC under the Purchase Agreement) that any Termination of LRC’s Work is for reasons other than the Pre-lease Force Majeure Events of which BNPPLC has previously been notified.
     In the event BNPPLC fails to respond with an Increased Commitment, the failure may excuse LRC from the obligation to make a 97-10/Prepayment under Paragraph 8 of the Construction Agreement notwithstanding any Termination of LRC’s Work, which would constitute a very material adverse consequence to BNPPLC. Moreover, the Construction Agreement grants to LRC a right to cause a Termination of LRC’s Work at any time more than forty-five days after giving this notice, provided that LRC continues to believe that a Timing or Budget Shortfall exists at that time. Thus, if BNPPLC intends to respond with an Increased Commitment, BNPPLC would be well advised to do so before the expiration of such forty-five

Exhibit F to Construction Agreement (Livermore/Parcel 6) — Page 3

day period.]

LAM RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit F to Construction Agreement (Livermore/Parcel 6) — Page 4

Exhibit G
Notice of Increased Funding Commitment by BNPPLC
[Date]
Lam Research Corporation
4300 Cushing Parkway
Fremont, California 94538
Attention: Roch LeBlanc, Treasurer
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”)between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     LRC has delivered a notice to BNPPLC dated _________, 20___, which by its terms expressed LRC’s intent that it constitute a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” as defined in the Construction Agreement. In such notice, LRC advised BNPPLC of LRC’s intent to terminate the Construction Agreement because of LRC’s belief that the Construction Allowance to be provided to it under the Construction Agreement will not be sufficient to cover all Reimbursable Construction Period Costs yet to be paid or reimbursed from Construction Advances. Such notice also suggested LRC’s belief that, but for the cost of repairing damage to the Improvements caused by a Pre-lease Force Majeure Event, the remaining available Construction Allowance would be sufficient. In addition, such notice set forth the amount of $______ as LRC’s estimate of the Pre-lease Force Majeure Excess Costs most likely to be incurred because of such Pre-lease Force Majeure Event.
     This response to such notice constitutes an Increased Funding Commitment. BNPPLC hereby commits to increase the amount of the Construction Allowance by $______ (the estimate given by LRC as described above). Such commitment is made on and subject to all of the same terms and conditions set forth in the Construction Agreement and other Operative Documents as being applicable to the original Construction Allowance and to Construction Advances required thereunder.
     Please note that, according to the Construction Agreement, LRC will have ten days after the date of any Increased Commitment (which may be comprised of this Increased Funding Commitment and any separate Increased Time Commitment given contemporaneously herewith) within which LRC may rescind the aforementioned Notice of LRC’s Intent to Terminate Because of a Force Majeure Event by a notice given in the form prescribed by the Construction Agreement. Any failure of LRC to so rescind the notice will constitute a 97-10/Meltdown Event under and as defined in the Construction Agreement and will result in a conclusive presumption (for purposes of calculating any 97-10/Prepayment required of LRC) that any Termination of LRC’s Work occurred for reasons other than the Pre-lease Force Majeure Events of which BNPPLC has previously been notified.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit G to Construction Agreement (Livermore/Parcel 6) — Page 2

Exhibit H
Notice of Increased Time Commitment by BNPPLC
[Date]
Lam Research Corporation
4300 Cushing Parkway
Fremont, California 94538
Attention: Roch LeBlanc, Treasurer
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”)between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     LRC has delivered a notice to BNPPLC dated _______, 20__, which by its terms expressed LRC’s intent that it constitute a “Notice of LRC’s Intent to Terminate Because of a Force Majeure Event” as defined in the Construction Agreement. In such notice, LRC advised BNPPLC of LRC’s intent to elect a Termination of LRC’s Work because of LRC’s belief that the Work will not be substantially complete prior to the Target Completion Date only because of Pre-lease Force Majeure Delays. Such notice also expressed LRC’s belief that Pre-lease Force Majeure Delays are likely to be ______ days in the aggregate.
     This response to such notice constitutes an Increased Time Commitment. BNPPLC hereby commits to extend the Target Completion Date by ______ days (the estimate given by LRC as described above).

     Please note that, according to the Construction Agreement, LRC will have ten days after the date of any Increased Commitment (which may be comprised of this Increased Time Commitment and any separate Increased Funding Commitment given contemporaneously herewith) within which LRC may rescind the aforementioned Notice of LRC’s Intent to Terminate Because of a Force Majeure Event by a notice given in the form prescribed by the Construction Agreement. Any failure of LRC to so rescind the notice will constitute a 97-10/Meltdown Event under and as defined in the Construction Agreement and will result in a conclusive presumption (for purposes of calculating any 97-10/Prepayment required of LRC) that any Termination of LRC’s Work occurred for reasons other than the Pre-lease Force Majeure Events of which BNPPLC has previously been notified.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit H to Construction Agreement (Livermore/Parcel 6) — Page 2

Exhibit I
Rescission of Notice of LRC’s Intent to Terminate
[Date]
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
     Re: Construction Agreement (Livermore/Parcel 6) dated as of December 18, 2007 (the “Construction Agreement”)between Lam Research Corporation (“LRC”), a Delaware corporation, and BNP Paribas Leasing Corporation (“BNPPLC”), a Delaware corporation
     Gentlemen:
     Capitalized terms used in this letter are intended to have the meanings assigned to them in the Construction Agreement referenced above or in the Common Definitions and Provisions Agreement (Livermore/Parcel 6) referenced in the Construction Agreement.
     LRC has delivered to BNPPLC a Notice of LRC’s Intent to Terminate dated _______, 200__, and BNPPLC has responded with an Increased Commitment as of ________, 200__. LRC hereby accepts the Increased Commitment and, as provided in subparagraph 7(B) of the Construction Agreement, rescinds such Notice of LRC’s Intent to Terminate.
     LRC acknowledges that, because of such rescission, LRC must, as a condition precedent to any exercise of its remaining rights to terminate the Construction Agreement pursuant to subparagraph 7(B) thereof, deliver another Notice of LRC’s Intent to Terminate at least forty five days prior to the effective date of the Termination of LRC’s Work.

LAM RESEARCH CORPORATION, a Delaware corporation
By:
Name:
Title: